                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-51957
                                             PROSPECTUS SUPPLEMENT TO PROSPECTUS
                                                               DATED MAY 5, 1998

                                                 15,000,000 SHARES
                                         CLEAR CHANNEL COMMUNICATIONS, INC.
[LOGO]                                              COMMON STOCK

                             ---------------------
We are offering 15,000,000 shares of common stock. The common stock trades on the New York Stock Exchange under the symbol "CCU." On December 17, 1998, the last reported sale price of the common stock on the New York Stock Exchange was $48.375 per share.
                             ---------------------
SEE "RISK FACTORS" BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                                                                PER
                                                               SHARE       TOTAL
                                                              -------   ------------
Public Offering Price.......................................  $48.375   $725,625,000
Underwriting Discount.......................................  $ 1.405   $ 21,075,000
Proceeds, before expenses, to Clear Channel.................  $46.970   $704,550,000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We intend to grant an option for the purchase of an additional 2,250,000 shares of common stock to the underwriters to cover over-allotments.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland on December 23, 1998.
                             ---------------------
BT ALEX. BROWN                                               MERRILL LYNCH & CO.

       CREDIT SUISSE FIRST BOSTON

             GOLDMAN, SACHS & CO.

                   ING BARING FURMAN SELZ LLC

                          LEHMAN BROTHERS

                               MORGAN STANLEY DEAN WITTER

                                    NATIONSBANC MONTGOMERY SECURITIES LLC

                                         PAINEWEBBER INCORPORATED

                                             SALOMON SMITH BARNEY

                                                 SCHRODER & CO. INC.
                             ---------------------
          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 17, 1998.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about Clear Channel, including, among other things:

     - the impact of general economic conditions in the U.S. and in other countries in which we currently do business, such as the United Kingdom, Australia, New Zealand, Mexico and certain other European and Asian countries;

     - competition and general conditions in our broadcasting and outdoor advertising industries;

     - availability of acquisitions on favorable terms, and our success at completing and integrating them, including the Jacor merger;

     - fluctuations in exchange rates and currency values;

     - capital expenditure requirements;

     - legislative or regulatory requirements, including the policies of the Federal Communications Commission, the Federal Trade Commission and the U.S. Department of Justice;

     - interest rates;

     - taxes; and

     - access to capital markets.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus might not occur as currently contemplated.
                             ---------------------

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

     This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes, and the information incorporated by reference herein, before making an investment decision. The terms "Clear Channel" and "we" as used in this prospectus supplement refer to Clear Channel Communications, Inc. and its consolidated subsidiaries, except where it is made clear that such term means only the parent company. All information set forth in this prospectus supplement has been adjusted to reflect five-for-four stock splits effected in February 1993 and February 1994, and two-for-one stock splits effected in November 1995, December 1996 and July 1998. Unless otherwise noted, the information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase an additional 2,250,000 shares of common stock.

                                 CLEAR CHANNEL

     Clear Channel is a diversified media company with two primary lines of business: broadcasting (radio and television) and outdoor advertising. As of September 30, 1998, we owned, programmed or sold airtime for 202 domestic radio stations and 20 domestic television stations and we were the world's largest outdoor advertising company based on total advertising display inventory of approximately 274,000 display faces.

     During the nine months ended September 30, 1998, we derived approximately 51% of our net revenue from broadcasting operations and approximately 49% from outdoor advertising operations. The revenue composition would have been approximately 62% from broadcasting and 38% from outdoor advertising if we had completed the acquisitions of Jacor Communications, Inc., More Group Plc, and Universal Outdoor Holdings, Inc., as described below in "Recent Developments," as of January 1, 1998. See "Recent Developments" and "Unaudited Pro Forma Combined Condensed Financial Statements."

     - BROADCASTING

     RADIO. As of September 30, 1998, we owned or programmed 136 FM and 66 AM radio stations in 42 domestic markets. We currently own or program radio stations located principally in the South, Southeast, Southwest, Northeast and Midwest. These radio stations employ a wide variety of programming formats, such as News/Talk/Sports, Country, Adult Contemporary, Urban and Album Rock. We also currently operate radio networks serving Oklahoma, Texas, Iowa, Kentucky, Virginia, Alabama, Tennessee, Florida and Pennsylvania. In addition, we currently own the following interests in other radio broadcasting companies:

  - a 50% equity interest in the Australian Radio Network Pty., Ltd., which operates radio stations in Australia;

  - a 33% equity interest in New Zealand Radio Network, which operates radio stations in New Zealand;

  - a 29% non-voting equity interest in Heftel Broadcasting Corporation (Nasdaq:
    HBCCA), the leading domestic Spanish-language radio broadcaster;

  - a 40% equity interest in Grupo Acir Communicaciones, S.A. de C.V., one of the largest radio broadcasters in Mexico; and

  - a 50% equity interest in Radio Bonton, a.s., which owns an FM radio station in the Czech Republic.

     TELEVISION. As of September 30, 1998, we owned or programmed 20 television stations in 11 domestic markets, located principally in the South, Southeast, Northeast and Midwest. These television stations are affiliated with various television networks, including the FOX television network, the UPN television network, the ABC television network, the NBC television network and the CBS television network. The primary sources of programming for our ABC, NBC and CBS affiliated television stations are their respective networks, which produce and distribute programming in exchange for each station's commitment to air the programming at specified times and for commercial announcement time during the programming. We supply the majority of programming to our FOX and UPN affiliates by selecting and purchasing syndicated television programs.

     - OUTDOOR ADVERTISING

     We are the world's largest outdoor advertising company based on our total display inventory of approximately 274,000 advertising display faces, including approximately 5,800 display faces operated under license management agreements. We currently provide outdoor advertising services in over 35 markets throughout the United States. We have additional operations or equity investments in 22 other countries.

     Our principal executive offices are located at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 (telephone: 210-822-2828).

                                COMPANY STRATEGY

     Since our inception, we have focused on helping our clients distribute their marketing messages in the most efficient ways possible. We believe that our ultimate success is measured by how well we assist our clients in selling their products and services. To this end we have assembled a variety of media assets designed to provide the most efficient and cost-effective ways for our clients to reach consumers. These assets are comprised of broadcasting assets (both radio and television) and outdoor advertising displays. In the past we have combined these assets with the talent and motivation of our entrepreneurial personnel to create strong internal growth. We plan to continue this effort in order to serve our advertisers, our listeners and viewers, and our equity and debt stakeholders.

     In the past, a portion of our growth has been achieved through the acquisition of additional assets within the broadcasting and outdoor advertising lines of business. We have found that the addition of assets to our portfolio gives our clients more flexibility in the distribution of their messages, and therefore allows us to provide these clients with a higher level of service. In addition, given our experience in the industries in which we operate, we are often able to improve the operations of assets we acquire, thus further enhancing the value they have as an advertising venue, as well as the value those assets hold for our stakeholders. We evaluate potential acquisitions based on the returns they can potentially provide on invested capital by themselves, as well as the positive effects they might have on our existing business.

     Additionally, we seek to create situations in which we own more than one type of medium in the same market. Aside from the provision of added flexibility to our clients, this "cross-ownership" allows us ancillary benefits, such as the use of otherwise vacant outdoor advertising space to promote our broadcasting assets, or the sharing of on-air talent across radio and television assets. These are only two examples of the benefits of cross-ownership, but there are others as well.

     Our management believes that growth within the "out-of-home" advertising segment (predominantly radio and outdoor advertising) will be strong in coming years. We feel the increasing commute times to which Americans are subjected is one factor supporting such growth. In addition, we believe that "in-home" media, including broadcast television, cable and the Internet, increasingly compete against one another for advertising revenues in the home. Therefore, we have dramatically expanded the "out-of-home" aspects of our business recently by entering the outdoor advertising industry and continuing our growth, both internal and external, in the radio business.

     The prudent use of financial leverage has always been at the core of our acquisition strategy and we believe this allows us to pay lower interest rates than many of our competitors. This prudent use of leverage has historically given us added flexibility as we seek ways to deploy our capital in new investments.

     Also core to our investment approach has been the pursuit of attractive business models, which we believe best serve our stakeholders. We think that the combination of historically stable revenue growth within the industries in which we operate, coupled with a fixed expense structure and minimal requirements for ongoing capital expenditures, give us an excellent forum in which to generate free cash flow and provide value to Clear Channel's investors. We intend to continue this creation of value.

     BROADCAST STRATEGY. Our broadcast strategy entails the ongoing operation of existing stations as well as the acquisition of under-performing stations on favorable terms for the purpose of improving their performance. Our management seeks to improve performance of these stations through effective programming, reduction of costs and aggressive promotion, marketing and sales. We emphasize direct sales to local customers rather than through advertising agencies and other intermediaries. We believe that this focus enables our stations to achieve market revenue shares exceeding their audience shares.

     We believe that clustering broadcasting assets together in markets leads to substantial operating advantages. We attempt to cluster radio stations in each of our principal markets because we believe that we can offer advertisers more attractive packages of advertising options if we control a larger share of the total advertising inventory in a particular market. We also believe that by clustering we can operate our stations with more highly skilled local management teams and eliminate duplicative operating and overhead expenses. We believe that owning multiple broadcasting stations in a market allows us to provide a more diverse programming selection for our listeners and a more efficient means for our advertisers to reach those listeners.

     OUTDOOR ADVERTISING STRATEGY. Our outdoor advertising strategy involves expanding our market presence in the outdoor advertising business and improving our operating results by applying the following principles:

     - managing the advertising rates and occupancy levels of our displays to maximize revenues;

     - attracting new categories of advertisers to the outdoor medium through significant investments in sales, marketing, creative and research services;

     - increasing focus on local advertising sales;

     - constructing new displays and upgrading our existing displays;

     - taking advantage of technological advances which increase sales force productivity, production department efficiency, and quality of product;

     - acquiring additional displays in our existing markets; and

     - expanding into additional markets where we already have a broadcasting presence as well as into the country's largest media markets and their surrounding regional areas.

     To support our broadcasting and outdoor operating strategies, we have decentralized our operating structure in order to place authority, autonomy and accountability at the market level and to provide local management with the tools necessary to oversee sales, product development, administration and production and to identify possible acquisition candidates. We also maintain fully-staffed sales and marketing offices in New York, which service national advertising accounts and support our local sales force in each market. We believe that one of our strongest competitive advantages is our unique blend of highly experienced corporate and local market management.

                              RECENT DEVELOPMENTS

JACOR MERGER

     On October 8, 1998, we entered into an agreement with Jacor Communications, Inc. ("Jacor") to combine the two companies by merging Jacor with and into one of our wholly-owned subsidiaries. We structured the merger as a stock-for-stock transaction. Each share of Jacor common stock will convert into a number of shares of our common stock to be determined by a formula based upon the average closing price of our common stock during the 25 trading days ending two trading days prior to the closing of the merger. Based on the closing price of our common stock on the date of the Jacor merger agreement and assuming that no additional shares of Jacor common stock are issued before the completion of the merger, we will issue approximately 71.5 million shares of our common stock in the merger to the shareholders of Jacor. See "The Jacor Merger" in this prospectus supplement.

     In addition, in connection with the Jacor merger, we will assume approximately $1.23 billion of Jacor's long-term debt, as well as Jacor's Liquid Yield Option Notes (the "Jacor LYONs") having an accreted value of approximately $302 million. See "Risk Factors -- Financial Leverage." At October 7, 1998, Jacor had operations in 55 U.S. markets, including approximately 230 radio stations and one television station. See "The Jacor Merger -- Business of Jacor."

     We will not complete the Jacor merger before the closing of this offering, if at all. Numerous conditions must be satisfied before the completion of the merger, including the receipt of regulatory approvals and shareholder approvals from the shareholders of both companies and the completion of a review of the merger by the federal and state antitrust authorities. Individuals who purchase our common stock in this offering may or may not be entitled to vote on matters relating to the Jacor merger depending on when we set the record date.

     The sale of our common stock in this offering is not conditioned on the completion of the proposed merger with Jacor.

MORE GROUP ACQUISITION

     On August 6, 1998, we completed our acquisition of More Group Plc, an outdoor advertising company organized under the laws of the United Kingdom ("More Group"). Through a series of transactions beginning in May 1998, we purchased all the outstanding stock of More Group for an aggregate of approximately $757.9 million. In addition, we assumed approximately $137.7 million in long-term debt from More Group. At the completion of the acquisition, More Group's operations and joint ventures included approximately 119,000 outdoor advertising display faces in 22 countries.

UNIVERSAL OUTDOOR ACQUISITION

     On April 1, 1998, we completed our acquisition of Universal Outdoor Holdings, Inc. ("Universal") for approximately 19.3 million shares of our common stock. At the time of the acquisition of Universal, Universal's operations included approximately 34,000 outdoor advertising display faces in 23 major metropolitan markets, predominantly in the Midwest, Northeast and Southeast. We assumed approximately $564 million of Universal's long-term debt.

OTHER COMPLETED AND PENDING ACQUISITIONS

     From September 30, 1998 through November 30, 1998, we completed the acquisition of two additional radio stations in two markets for approximately $2.8 million and completed the acquisition of approximately 475 additional display faces in 16 markets for approximately $52.2 million.

     At November 30, 1998, in addition to the pending merger with Jacor, we had entered into definitive agreements to purchase two additional radio stations in two markets for approximately $0.4 million and the exchange of one radio station. We also have an agreement to acquire Dame Media, Inc. ("Dame Media") in exchange for shares of our common stock. Dame Media's operations include 21 radio stations in 5 markets. If the acquisition of Dame Media had been completed on December 7, 1998, approximately one million additional shares of our common stock would have been issued. In addition, we have entered into two definitive agreements to purchase, directly or indirectly, approximately 304 display faces for approximately $17.5 million.

     We frequently evaluate strategic opportunities both within and outside our existing lines of business and from time to time enter into letters of intent. Although we have no definitive agreements with respect to significant acquisitions not set forth in this prospectus supplement, we expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. Such acquisitions or dispositions could be material.

                                  THE OFFERING

Common Stock offered.......  15,000,000 shares

Shares outstanding after
this Offering..............  263,585,928 shares(1)

Use of Proceeds............  We intend to use the net proceeds of the offering to repay indebtedness under Clear Channel's domestic revolving credit facility.

Risk Factors...............  See "Risk Factors" beginning on page S-10 for a discussion of factors you should carefully consider before deciding to invest in the common stock.

New York Stock Exchange
  symbol...................  CCU
---------------

(1) Excludes approximately 1,043,000 shares of common stock issuable upon the completion of the acquisition of Dame Media, approximately 71.5 million shares of common stock issuable upon the completion of the merger with Jacor, assuming an exchange ratio of 1.4 (not including shares issuable in connection with the Jacor stock units, warrants and LYONs), approximately
    5.2 million shares of common stock issuable upon the exercise of options held by Jacor shareholders which will become exercisable for common stock after the completion of the merger with Jacor, assuming such exchange ratio, approximately 3.9 million shares of common stock currently issuable upon exercise of options to purchase shares of common stock at prices ranging from $2.08 to $42.00 per share, approximately 220,000 shares of common stock issuable pursuant to phantom stock plan obligations assumed by us as part of the acquisition of 93% of the outstanding capital stock of Eller Media Corporation ("Eller Media"), and approximately 1.9 million shares of the common stock issuable upon exercise of the right of the holders of the minority interest stake in Eller Media to require us to acquire such minority interest stake.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following sets forth summary historical and pro forma financial data for the three years ended December 31, 1997 and the nine months ended September 30, 1997 and 1998. Acquisitions and dispositions significantly impact the comparability of the historical consolidated financial data reflected in this financial data. The results of interim periods are not necessarily indicative of results for the entire fiscal year. This information is only a summary and you should read the information presented below in conjunction with our Consolidated Financial Statements and the Notes thereto incorporated by reference into this prospectus supplement, and the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this prospectus supplement, each of which qualify the information presented below in its entirety.

                                                 YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED SEPTEMBER 30,
                                       --------------------------------------------   ---------------------------------
                                                                         PRO FORMA                           PRO FORMA
                                                                        AS ADJUSTED                         AS ADJUSTED
                                                                        -----------                         -----------
                                         1995       1996       1997       1997(1)       1997       1998       1998(1)
                                       --------   --------   --------   -----------   --------   --------   -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA(2):
Net revenue..........................  $250,059   $351,739   $697,068   $1,924,827    $469,176   $909,555   $1,698,705
Operating expenses...................   137,504    198,332    394,404    1,185,097     266,542    517,562    1,051,157
Depreciation and amortization........    33,769     45,790    114,207      475,341      80,216    201,422      396,190
                                       --------   --------   --------   ----------    --------   --------   ----------
Operating income before corporate
  expenses...........................    78,786    107,617    188,457      264,389     122,418    190,571      251,358
Corporate expenses...................     7,414      8,527     20,883       44,768      13,699     25,739       45,916
                                       --------   --------   --------   ----------    --------   --------   ----------
Operating income.....................    71,372     99,090    167,574      219,621     108,719    164,832      205,442
Interest expense.....................    20,752     30,080     75,076      292,496      51,804     94,555      182,569
Other income (expense)...............      (803)     2,230     11,579       12,247       7,641     13,416       14,545
                                       --------   --------   --------   ----------    --------   --------   ----------
Income (loss) before income taxes....    49,817     71,240    104,077      (60,628)     64,556     83,693       37,418
Income taxes.........................    20,292     28,386     47,116       44,347      31,642     48,766       73,329
                                       --------   --------   --------   ----------    --------   --------   ----------
Income (loss) before equity income
  (loss) of nonconsolidated
  affiliates.........................    29,525     42,854     56,961     (104,975)     32,914     34,927      (35,911)
Equity in net income (loss) of
  nonconsolidated affiliates.........     2,489     (5,158)     6,615        6,029       8,387     10,063        9,692
                                       --------   --------   --------   ----------    --------   --------   ----------
Net income (loss)....................  $ 32,014   $ 37,696   $ 63,576   $  (98,946)   $ 41,301   $ 44,990   $  (26,219)
                                       ========   ========   ========   ==========    ========   ========   ==========
Net income per common share:(3)
  Basic..............................  $   0.23   $   0.26   $   0.36   $    (0.33)   $   0.24   $   0.19   $    (0.08)
                                       ========   ========   ========   ==========    ========   ========   ==========
  Diluted............................  $   0.23   $   0.26   $   0.34   $    (0.33)   $   0.23   $   0.19   $    (0.08)
                                       ========   ========   ========   ==========    ========   ========   ==========
OTHER DATA:
After tax cash flow(4)...............  $ 71,140   $107,318   $213,445   $  412,057    $137,106   $283,933   $  407,492
                                       ========   ========   ========   ==========    ========   ========   ==========
After tax cash flow per common
  share(3)(5):
  Basic..............................  $   0.52   $   0.73   $   1.21   $     1.36    $   0.80   $   1.21   $     1.24
                                       ========   ========   ========   ==========    ========   ========   ==========
  Diluted............................  $   0.51   $   0.72   $   1.17   $     1.32    $   0.78   $   1.16   $     1.17
                                       ========   ========   ========   ==========    ========   ========   ==========
EBITDA(6)............................  $106,827   $141,952   $299,975   $  713,238    $204,963   $389,733   $  625,869
                                       ========   ========   ========   ==========    ========   ========   ==========

                                                    SEPTEMBER 30,
                                         -----------------------------------
                                                                  PRO FORMA
                                                                 AS ADJUSTED
                                                                 -----------
                                           1997        1998        1998(1)
                                         --------   ----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents..............  $ 35,178   $   48,192   $   39,776
Total assets...........................    92,700    7,261,285   12,308,241
Long-term debt, net of current(7)......   503,947    2,980,849    3,505,864
Shareholders' equity...................   302,420    3,763,702    7,312,943

                                                                           Notes
on following page

(1) As adjusted to reflect the offering, and to give effect to the Jacor merger and certain completed acquisitions of Clear Channel and Jacor as if those transactions had occurred on January 1, 1997 and January 1, 1998, as appropriate, as more fully set forth in the "Unaudited Pro Forma Combined Condensed Financial Statements" presented in this prospectus supplement.

(2) The comparability of results of operations and balance sheet data is affected by acquisitions consummated in each of the periods presented.

(3) Adjusted to reflect two-for-one stock splits in November 1995, December 1996 and July 1998.

(4) Defined as net income before extraordinary items plus depreciation, amortization of intangibles (including that of non-consolidated affiliates) and deferred taxes. After-tax cash flow is not presented as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(5) Defined as after-tax cash flow divided by weighted average common shares and common share equivalents outstanding.

(6) Defined as net income before interest expense, income taxes and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the Statement of Operations. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indicator of operating performance, or as an alternative to operating cash flows as a measure of liquidity.

(7) Includes $575 million aggregate principal amount of 2 5/8% senior convertible notes due April 1, 2003 issued by Clear Channel on March 30, 1998.

                                  RISK FACTORS

     Investing in the common stock will provide you with an equity ownership interest in Clear Channel. As a shareholder of Clear Channel, you may be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, the competition, general economic and market conditions and industry conditions. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus supplement and the accompanying prospectus before deciding to invest in shares of the common stock.

PRO FORMA LOSSES

     On a pro forma basis, giving effect to the acquisitions we have completed in 1998, we had a loss for the nine months ended September 30, 1998, and for the year ended December 31, 1997. In addition, if the Jacor merger had been consummated, the pro forma losses during these periods would have been substantially greater than they were on a pro forma basis as of September 30, 1998. We expect such losses to continue. See "Unaudited Pro Forma Combined Condensed Financial Statements."

JACOR MERGER

     Numerous conditions must be satisfied before the Jacor merger can occur. Among others, the conditions include the receipt of approval from the shareholders of both companies, the receipt of regulatory approvals under the federal communications laws and the completion of a review of the merger by the federal and state antitrust authorities. On December 3, 1998, we received a second request for additional information and materials from the Department of Justice. Governmental authorities will require the combined enterprise to divest assets or submit to various operating restrictions before granting the authorizations and approvals necessary to complete the merger or as a condition to refraining from blocking the merger. Such divestitures may be material and could have a material adverse effect on the results of operations following the merger. It is possible that the completion of any such divestiture will be completed at a price below fair market value and that the reinvestment of the proceeds or exchange of assets therefrom will not produce for the combined enterprise either an operating profit at the same level as the divested product lines or a commensurate rate of return on the amount of its investment. Any operating restrictions imposed could adversely affect our value. Therefore, we may not complete the merger with Jacor in a timely manner or on the terms described in this prospectus supplement, if at all. See "The Jacor Merger."

POSSIBLE DIFFICULTIES IN COMBINING CLEAR CHANNEL AND JACOR

     The Jacor merger, if completed, will combine two companies that previously operated independently. Following the merger, we intend to integrate some Jacor operations into our own operations. However, we may not successfully combine the operations of Jacor with our own operations. Any unexpected delays or costs of combining the two companies could adversely affect Clear Channel. Moreover, the outstanding debt of Jacor, to the extent it remains outstanding, contains restrictive covenants which may limit our ability to integrate the separate operations of Jacor, and would place greater limitations on our ability to manage Jacor than we are currently subject to under the terms of our other outstanding debt. Additionally, the operations, management and personnel of the two companies may not be compatible. Following the merger with Jacor, we may experience the loss of key personnel.

NEED TO DEVELOP "STICK" PROPERTIES

     Part of Jacor's business strategy has been to improve the broadcast cash flow and ratings of its "stick" properties (i.e., properties with insignificant broadcast cash flow and/or insignificant ratings). In evaluating acquisition opportunities, Jacor sought out stick properties because Jacor believed that such radio stations provide the potential for the greatest improvement in broadcast cash flow. Typically, Jacor will make a substantial investment in a stick property to improve its programming operations and/or signal.

Approximately one-half of Jacor's portfolio of radio stations currently represent stick properties. We can give no assurance that Jacor, or the combined company following the merger, will be successful in improving the performance of its stick properties, notwithstanding that it may incur substantial costs in implementing this aspect of its business strategy.

SIGNIFICANT SHAREHOLDERS; POSSIBLE FUTURE SALES

     The two principal shareholders of Clear Channel, L. Lowry Mays, Chairman, Chief Executive Officer and a director of Clear Channel, and B. J. McCombs, a director of Clear Channel, beneficially own approximately 18.4% of the outstanding shares of common stock (17.3% assuming completion of this offering and 13.6% assuming completion of this offering, the Jacor merger closing when the exchange ratio is 1.4 and no other issuances of common stock). Clear Channel and Messrs. Mays and McCombs are parties to a buy-sell agreement restricting the disposition of shares of the common stock owned by them. Following the Jacor merger and this offering, Samuel Zell and certain of his affiliates who entered into a voting agreement, and are Jacor shareholders, will own approximately 6.0% of our common stock assuming the Jacor merger closes when the exchange ratio is
1.4. As a result, Messrs. Mays and McCombs, and those Zell shareholders following the Jacor merger, may be able to exert significant influence over the outcome of elections of our directors and other matters requiring the vote or consent of our shareholders. Those shareholders and other shareholders who acquired our common stock in previous acquisitions have the ability to sell a substantial amount of our common stock, and such sales could adversely affect the price of our stock. In addition, those shareholders have the ability to sell substantial amounts of common stock without filing a registration statement with the Securities and Exchange Commission (the "SEC"). In connection with the Jacor merger, we have granted those Zell shareholders certain registration rights. See "The Jacor Merger."

FINANCIAL LEVERAGE

     At September 30, 1998, we had borrowings under our credit facility and other long-term debt outstanding of approximately $2.98 billion (including convertible debt of $575 million) and shareholders' equity of $3.76 billion. At September 30, 1998, Jacor had total outstanding indebtedness of approximately $1.23 billion, of which $539.6 million was comprised of various public debt instruments (the "Jacor Notes"). This number excludes the Jacor LYONs which have an aggregate accreted value of approximately $302 million. Jacor's credit facility will become payable as a result of the merger. The merger will also trigger the change in control provisions of the Jacor Notes and the Jacor LYONs. We must offer to purchase the outstanding Jacor Notes for consideration equal to 101% of the principal amount thereof, plus any accrued and unpaid interest. We must also offer to purchase the outstanding Jacor LYONs for consideration equal to the issue price plus accrued original issue discount through the date set for the purchase of the LYONs. In the event that the holders put all of the Jacor Notes and Jacor LYONs to us, there can be no assurance that we would have the funds available to satisfy such obligations. The holders of the Jacor Notes and Jacor LYONs are not required to put these securities to us. If we were to attempt to repurchase all Jacor Notes and Jacor LYONs not tendered to us in connection with the change in control provisions of the governing indentures, the holders of those securities may require us to pay a substantial premium above the principal amount or issue price. Therefore, such indebtedness may continue to be outstanding following the merger until their final maturity dates, which fall at various times between 2006 and 2018.

     If all or part of the Jacor indebtedness remains outstanding after the merger, the terms of such indebtedness may restrict the ability of Jacor's subsidiaries to make funds available to Jacor and Clear Channel in the form of dividends, loans, advances or otherwise. Among other things, much of Jacor's indebtedness is "high yield" indebtedness and restricts Jacor and its subsidiaries from incurring additional indebtedness, selling assets or stock, engaging in asset swaps, mergers or consolidations and entering into transactions with affiliates. The covenants for this type of indebtedness are more restrictive than those contained in our public indebtedness. In addition, if Jacor's credit facility remains in place, we will be subject to a number of financial covenants, including interest coverage, debt service coverage and a maximum ratio of debt to earnings before other expenses (income), interest expenses, taxes, depreciation and amortization. Accordingly, Jacor's indebtedness which remains outstanding after the merger may:

     - cause us to incur substantial interest expense and principal repayment obligations,

     - limit our ability to obtain additional debt financing,

     - result in increased vulnerability to adverse general economic and industry conditions,

     - make it more difficult for us to combine our operations with Jacor, and

     - place more restrictions on our ability to manage Jacor than we currently face in the management of the rest of our business.

     We have borrowed and expect to continue to borrow to finance acquisitions of broadcasting and outdoor advertising properties, as well as for other purposes. We may borrow up to $2 billion under our domestic credit facility at floating rates (currently LIBOR plus 0.50%). As of November 30, 1998, we have borrowed approximately $1.65 billion under our domestic credit facility. We expect to finance any future acquisitions of broadcasting and outdoor advertising properties from increased borrowings under our credit facility, other debt or equity financings and cash flow from operations. See "-- Risk of Acquisition Strategy; Significant Capital Requirements" and "Use of Proceeds."

     We use a significant portion of our operating income for debt service. Our leverage could make us vulnerable to an increase in interest rates or a downturn in the operating performance of our broadcast properties or outdoor advertising properties or a decline in general economic conditions. Our credit facility contains numerous restrictions, including limitations on capital expenditures, the incurrence of additional indebtedness, payment of cash dividends, and requirements to maintain certain financial ratios.

RISK OF ACQUISITION STRATEGY; SIGNIFICANT CAPITAL REQUIREMENTS

     We intend to continue to make acquisitions of broadcasting companies and assets, outdoor advertising companies, individual outdoor advertising display faces, or other assets that we believe will assist our customers in marketing their products and services. We routinely review potential acquisitions. It is likely that we will continue to experience significant growth in the future. As a result, we will be required to manage a rapidly expanding and significantly larger portfolio of broadcasting and outdoor advertising properties. Our acquisition strategy involves numerous other risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired companies or stations. Future acquisitions may not benefit us.

     We will face stiff competition from other broadcasting and outdoor advertising companies for acquisition opportunities. If the prices sought by sellers of these companies rise, we may find fewer acceptable acquisition opportunities. In addition, the purchase price of possible acquisitions could require additional debt or equity financing on our part. We cannot assure you that we will obtain the needed financing or that we will obtain such financing on attractive terms. See "-- Financial Leverage." Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our shareholders. We cannot assure you that we will have sufficient capital resources to complete acquisitions, that we can complete acquisitions on terms acceptable to us or that we can successfully integrate the operations of acquired companies with our operations.

     We frequently evaluate strategic opportunities both within and outside our existing lines of business and from time to time enter into letters of intent. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. Such acquisitions or dispositions could be material.

INTENSE COMPETITION

     Our two lines of business are in highly competitive industries. Our broadcasting (radio and television stations) and outdoor advertising properties compete for audiences and advertising revenues with other radio and television stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, cable television, yellow pages, the Internet, and direct mail, within their respective markets. Audience ratings and market shares are subject to change, which could have an adverse effect on our revenues in that market. Other variables that could affect our financial performance include economic conditions, both general and relative to the broadcasting and outdoor advertising industries; shifts in population and other demographics; the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies. Although we believe that each of our business lines is able to compete effectively in its respective markets, we may not be able to maintain or increase our current audience ratings or advertising revenues.

INTERNATIONAL BUSINESS RISKS AND EXCHANGE RATE RISKS

     For the nine months ended September 30, 1998, we derived approximately 8% of our revenues from international radio and outdoor operations in Europe, Asia, Mexico, Australia and New Zealand (not including our equity investments in Australian Radio Network Pty, Ltd. and New Zealand Radio Network), and a portion of our assets are invested overseas. The risks of doing business in foreign countries include potential adverse changes in the diplomatic relations of foreign countries with the United States, hostility from local populations, the adverse effect of currency exchange controls, restrictions on the withdrawal of foreign investment and earnings, government policies against businesses owned by foreigners, expropriations of property, the potential instability of foreign governments and the risk of insurrections. These risks could result in losses against which we are not insured. Our international operations also are subject to economic uncertainties, including risks of renegotiation or modification of existing agreements with governmental authorities, foreign exchange restrictions and changes in taxation structure. In addition, we may also incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results.

RESTRICTIONS ON TOBACCO ADVERTISING; ALCOHOL ADVERTISING

     The major U.S. tobacco companies that are defendants in numerous class action suits throughout the country recently reached an out-of-court settlement with 46 states that includes a ban on outdoor advertising of tobacco products. The settlement agreement was finalized on November 23, 1998, but must be ratified by the courts in each of the 46 states participating in the settlement. In addition to the mass settlement, the tobacco industry previously had come to terms with the remaining four states individually. The terms of such individual settlements also included bans on outdoor advertising of tobacco products. For the nine months ended September 30, 1998, approximately 4% of our revenues came from the outdoor advertising of tobacco products.

     In addition to the settlement agreements, state and local governments are also regulating the outdoor advertising of alcohol and tobacco products. For example, several states and cities have laws restricting tobacco billboard advertising near schools and other locations frequented by children. Some cities have proposed even broader restrictions, including complete bans on outdoor tobacco advertising on billboards, kiosks, and private business window displays. It is possible that state and local governments may propose or pass similar ordinances to limit outdoor advertising of alcohol and other products or services in the future. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which we conduct business, and could have a similar impact.

     The effect of these regulations, potential legislation and settlement agreements on our business and operations could be material. The elimination of billboard advertising by the tobacco industry will cause a reduction in our direct revenues from such advertisers and may simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This industry-wide increase in space may in turn result in a lowering of outdoor advertising rates in our outdoor advertising markets or limit the ability of industry participants to increase rates for some period of time.

     Any regulatory changes or further settlement agreements restricting the ability to utilize outdoor advertising for alcohol or tobacco products could have a material adverse effect on us.

GOVERNMENT REGULATION

     Broadcasting. The federal government extensively regulates the domestic broadcasting industry. All issuances, renewals, assignments and transfers of control of broadcasting station operating licenses require the approval of the Federal Communications Commission ("FCC"). In addition, the federal communications laws limit the number of broadcasting properties we may own in a particular area. The Telecommunications Act of 1996 relaxed the FCC's multiple ownership limits and created significant new opportunities for broadcasting companies, but it also created uncertainty about the implementation of these laws and some issues remain unresolved. For example, the FCC is considering changes to its "one-to-a-market" rule and other policies and rules that could affect the application of the local radio ownership limits. Under the "one-to-a-market" rule, a party may not have attributable interests in radio stations and a television station in the same market unless a waiver is granted by the FCC. We have been granted temporary waivers of the "one-to-a-market" rule in markets in which we currently operate both radio and television stations. These temporary waivers are subject to the outcome of pending rulemaking proceedings dealing with possible revisions to the "one-to-a-market" rule. There can be no assurance that these temporary waivers will be made permanent. If they are not made permanent, we could be required to sell some or all of the stations in that market. Moreover, similar issues could arise in the future in connection with potential acquisitions.

     Our broadcasting business depends upon maintaining broadcasting licenses issued by the FCC. The FCC issues these licenses for a maximum term of eight years. Although it is rare for the FCC to deny a renewal application, our future renewal applications may not be approved, or any renewals may include conditions that could adversely affect our operations. Moreover, governmental regulations and policies may change over time, and these changes may have a material impact on us. For example, the FCC currently is considering revising its policy regarding television local marketing agreements. It is unclear whether we will be able to program stations under our existing agreements for the remainder of their current terms, extend these agreements, or enter into new local marketing agreements in other markets in which we own or operate television stations. If our local marketing agreements are not allowed to continue or to be extended, we could be required to cease operating those television stations which we currently operate pursuant to such local marketing agreements and to begin programming those television stations that we own which are currently programmed by third parties pursuant to such local marketing agreements.

     Outdoor Advertising. The outdoor advertising industry is subject to governmental regulation at the federal, state and local level. Federal law, principally the Highway Beautification Act of 1965, encourages states, by threatening to withhold federal appropriations for the construction and improvement of highways within such states, to implement legislation to restrict billboards located within 660 feet of, or visible from, highways except in commercial or industrial areas. Every state has implemented regulations at least as restrictive as the Highway Beautification Act, including a ban on the construction of new billboards along federally-aided highways and the removal of any illegal signs on these highways at the owner's expense and without any compensation. The Highway Beautification Act and related state laws require compensation whenever governmental authorities require the owners to remove legally erected billboards from federally-aided highways.

     States and local jurisdictions have, in some cases, passed additional regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on outdoor advertising structures adjacent to federally-aided highways and to other thoroughfares. These regulations, usually municipal building, sign or zoning ordinances, specify minimum standards for the height, size and location of billboards. In some cases, the construction of new billboards or relocation of existing billboards is banned. Some jurisdictions also have restricted the ability to enlarge or upgrade existing billboards, such as converting from wood to steel or from non-illuminated to illuminated structures. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain.

     Some jurisdictions have also adopted amortization of billboards in varying forms. Amortization permits the billboard owner to operate its billboard as a non-conforming use for a specified period of time, after which it must remove or otherwise conform its billboards to the applicable regulations at its own cost without any compensation. Amortization and other regulations requiring the removal of billboards without compensation have been subject to litigation in state and federal courts and cases have reached differing conclusions as to the constitutionality of these regulations. We have agreed to remove some billboards in Jacksonville, Florida. Some local jurisdictions within our existing markets (Tampa, Houston and San Francisco) have adopted amortization ordinances. The Houston ordinance has been the subject of litigation for over five years and is currently not being enforced. Absent a settlement, the constitutionality of the Houston ordinance and other legal challenges to its application will probably be tried in 1999. The Tampa ordinance is also currently the subject of litigation. We believe that our operations will not be materially affected by either of these ordinances even if they are enforced. The San Francisco amortization ordinances have not materially affected our operations since our signs conform to effective ordinances and state law currently prevents new ordinances which do not compensate companies for signs they are forced to remove. We cannot assure you that we will be successful in negotiating acceptable arrangements in circumstances in which our displays are subject to removal or amortization, and what effect, if any, such regulations may have on our operations.

     In addition, we cannot predict what additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements and additional billboard restrictions have been introduced in Congress from time to time in the past. Changes in laws and regulations affecting outdoor advertising at any level of government could have a material adverse effect on us. Our outdoor advertising operations outside the United States are subject to the laws of the foreign jurisdictions in which we operate. Changes in laws and regulations affecting outdoor advertising in these jurisdictions could have a material adverse effect on us.

     Antitrust. Our growth strategy involves the acquisition of additional radio and television stations and other outdoor advertising properties. Many of these acquisitions will require antitrust review by the Federal Trade Commission (the "FTC") and the Department of Justice. Following the passage of the Telecommunications Act of 1996, the Department of Justice has become more aggressive in reviewing proposed acquisitions of radio stations, particularly in instances where the proposed acquiror already owns one or more radio station properties in a particular market and is seeking to acquire another radio station in the same market. The Department of Justice has, in some cases, obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. The FCC has also been more aggressive in independently examining issues of market concentration when considering radio station acquisitions. The FCC has delayed its approval of several pending radio station purchases by various parties because of market concentration concerns. Moreover, in recent months the FCC has followed an informal policy of giving specific public notice of its intention to conduct additional ownership concentration analysis, and soliciting public comment on "the issue of concentration and its effect on competition and diversity," with respect to certain applications for consent to radio station acquisitions based on advertising revenue shares or other criteria. The FCC has given such specific public notice regarding several Jacor radio stations located in areas where we own radio stations. The Department of Justice has also been active in reviewing proposed acquisitions of outdoor advertising properties. The Department of Justice, the FTC or the FCC could seek to restructure aspects of the merger with Jacor or bar us from acquiring additional radio or television stations or outdoor advertising properties in any market where we already have a significant position. In addition, if we acquire international broadcasting properties, such acquisitions will be subject to the antitrust laws of foreign jurisdictions, including laws in some jurisdictions that limit the concentration of ownership of broadcasting businesses or restrict foreign entities from owning such businesses.

     Environmental. As the owner or operator of various real properties and facilities, we are subject to various federal, state and local environmental laws and regulations. Historically, we have not incurred significant expenditures to comply with these laws. However, following the merger, we may be required to make significant expenditures to comply with these laws.

SIGNIFICANT COSTS OF NEW TECHNOLOGIES

     We may incur material costs to convert to new technologies in our broadcasting business. The FCC is considering ways to introduce new technologies to the radio broadcasting industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of AM and FM broadcasts. New media technologies that are being developed or introduced include the delivery of audio programming by cable television systems, over the Internet, by digital audio broadcasting ("DAB") and by satellite digital audio radio service ("SDARS"). DAB and SDARS provide for the delivery by terrestrial and satellite means, respectively, of multiple new, high-quality audio programming formats to local and national audiences. DAB technology may be used in the future by radio stations either on existing or alternate broadcasting frequencies or on new frequency bands. If the radio industry were to implement any of these or other new technologies, we would likely incur increased expenses to install, operate and service the technology, or be at a competitive disadvantage for having failed to do so. We are unable to predict the effect any such new technologies will have on us. In addition, in certain segments of our outdoor advertising business, there is increasing competitive pressure to employ more advanced technology in advertising displays, which could involve significant costs.

     On April 3, 1997, the FCC announced that it had adopted rules that will allow television broadcasters to provide digital television to consumers. The FCC also adopted a table of allotments for digital television, which provided eligible existing broadcasters with a second channel on which to provide digital television service. On February 23, 1998, in response to numerous petitions for reconsideration, the FCC announced its adoption of orders affirming, with some modifications, the FCC's April 3, 1997 decisions. The allotment plan is based on the use of a "core" digital television spectrum between channels 2-51. Ultimately, the FCC plans to recover the channels currently used for analog broadcasting and will decide at a later date the use of the spectrum ultimately recovered. The FCC will allow television broadcasters to use their channels according to their best business judgment. Such uses can include multiple standard definition program channels, data transfer, subscription video, interactive materials, and audio signals, although the FCC will require broadcasters to provide a free digital video programming service that is at least comparable to today's analog service. The FCC will also require broadcasters to pay a fee of 5% of gross revenues received from ancillary or supplementary services for which viewers are charged a subscription fee. The FCC will not require broadcasters to air "high definition" programming or, initially, to simulcast their analog programming on the digital channel. The FCC is requiring affiliates of ABC, CBS, NBC and FOX in the top 10 television markets to be on the air with a digital signal by May 1, 1999. The FCC is requiring affiliates of those networks in markets 11-30 to be on the air with a digital signal by November 1, 1999, and the remaining commercial broadcasters by May 1, 2002. The FCC has stated that broadcasters will remain public trustees and that it will begin proceedings to determine the extent of broadcasters' future public interest obligations. The most contentious issue yet to be resolved is the extent to which cable systems will be required to carry broadcasters' new digital channels. The FCC is currently considering a myriad of options, ranging from an immediate cable carriage requirement to no requirement at all. We will incur considerable expense in the conversion to digital television and are unable to predict the extent or timing of consumer demand for any such digital television services.

DEPENDENCE ON KEY PERSONNEL

     Our business is dependent upon the performance of key employees, including
L. Lowry Mays, our Chief Executive Officer, and other executive officers. We also employ or independently contract with on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with some of our key on-air talent and program hosts, we cannot assure you that all such on-air personalities will remain with us or will retain our audiences.

RISKS RELATED TO THE YEAR 2000 ISSUE

     We are exposed to the risk that the year 2000 issue ("Y2K") could cause system failures or miscalculations in our broadcast, outdoor and corporate locations which could cause disruptions of operations, including, among other things, a temporary inability to produce broadcast signals, process financial transactions, or engage in similar normal business activities. As a result, we determined that we will be required to modify or replace portions of our software and hardware so that those systems will properly utilize dates beyond December 31, 1999. We presently believe that with modifications or replacements of existing software and hardware, the Y2K issue can be mitigated. If such modifications and replacements are not made, or are not completed on time, the Y2K issue could have a material impact on our operations. While we believe that our efforts will provide reasonable assurance that material disruptions will not occur due to internal failure, the possibility of interruption still exists in the event that the information systems of our significant vendors ("external agents") are not Y2K compliant. The inability of external agents to complete their Y2K resolution process in a timely fashion could materially impact Clear Channel. The effect of non-compliance by external agents is not determinable. In addition, disruptions in the economy generally resulting from the Y2K issues could also materially adversely affect Clear Channel. We could be subject to litigation for computer system failures, equipment shutdowns or failures to properly date business records, for example. The amount of potential liability and lost revenue cannot be reasonably estimated at this time. To date, the amounts incurred and expensed for developing and carrying out the plans to complete the Y2K modifications have not had a material effect on our operations. We currently plan to complete our Y2K modifications, including testing, by July 1, 1999. The total remaining cost for addressing Y2K is not expected to be material to our operations.

DILUTION

     The price to the public in this offering is substantially higher than the net tangible book value per share of common stock. Purchasers of the common stock in this offering will therefore incur immediate dilution in net tangible book value per share of common stock. As of September 30, 1998, after giving effect to the Jacor merger, we had an adjusted consolidated deficit in net tangible book value of approximately $2.33 billion, or $7.28 per share of common stock. After giving effect to the Jacor merger and other pending transactions and the sale of 15 million shares of common stock offered by this prospectus supplement at the offering price of $48.375 per share, after deducting underwriting discounts and commissions and estimated offering expenses, Clear Channel's adjusted consolidated deficit in net tangible book value at December 17, 1998, would have been $1.6 billion, or $4.85 per share of common stock. This represents an immediate increase in net tangible book value of $2.43 per share to existing shareholders, and investors purchasing shares of common stock in this offering will incur immediate and substantial dilution of $54.97 per share following the offering based on the purchase price per share to such investors. "Dilution" per share represents the difference between the price per share to be paid by the new investors and the pro forma consolidated net tangible book value per share following the offering.

                                USE OF PROCEEDS

     Our net proceeds from this offering are approximately $704.1 million ($809.7 million if the underwriters' over-allotment option is exercised in full) at the offering price of $48.375 per share, after deducting the underwriting discount and estimated offering expenses that we will have paid. We will use the net proceeds to repay borrowings outstanding under our domestic credit facility. As of December 17, 1998, approximately $1.67 billion in borrowings was outstanding under our domestic credit facility and the effective interest rate thereon was approximately 5.74%. Borrowings under this credit facility, which must be paid in full by June 2005, currently bear interest as of the date of this prospectus supplement at a floating rate based on the LIBOR plus 0.50%. Previous borrowings under this credit facility were used to fund recent acquisitions and to refinance certain of the indebtedness assumed by us in connection with these acquisitions. See "Unaudited Pro Forma Combined Condensed Financial Statements." Upon repayment of such borrowings, the amount repaid will become immediately available to us for re-borrowing under this credit facility. We expect that amounts available for re-borrowing under this credit facility as a result of the application of the net proceeds of this offering will be used to finance acquisitions. The purchase price of, and the debt assumed in, future acquisitions effected in connection with the implementation of our acquisition strategy are expected to be financed from borrowings under this credit facility, other debt or equity financings and cash flow from operations.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

     The common stock trades on the NYSE under the symbol "CCU." The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the common stock as reported on the NYSE. The prices set forth in the table have been adjusted to reflect two-for-one stock splits in July 1998 and December 1996.

                                                                CLEAR CHANNEL
                                                                 COMMON STOCK
                                                                 MARKET PRICE
                                                              ------------------
                                                               HIGH        LOW
                                                              ------      ------
1996
  First Quarter.............................................  $14.57      $10.25
  Second Quarter............................................   21.50       13.50
  Third Quarter.............................................   22.28       18.28
  Fourth Quarter............................................   22.19       15.50
1997
  First Quarter.............................................   24.81       17.13
  Second Quarter............................................   31.69       21.38
  Third Quarter.............................................   34.38       29.31
  Fourth Quarter............................................   39.72       30.00
1998
  First Quarter.............................................   50.03       36.72
  Second Quarter............................................   54.56       44.06
  Third Quarter.............................................   61.75       40.38
  Fourth Quarter (through December 17, 1998)................   50.94       36.13

     On December 17, 1998, the closing price per share of the common stock was $48.375. We urge potential investors to obtain current market quotations before making any decision with respect to an investment in the common stock.

     We intend to retain future earnings for use in our business, and we do not anticipate paying any dividends on the common stock in the foreseeable future. Our domestic credit facility limits our ability to pay dividends, other than dividends payable wholly in capital stock of Clear Channel.

     On December 17, 1998, there were approximately 626 holders of record of Clear Channel common stock.

                                 CAPITALIZATION

     The following table sets forth the current portion of long-term debt and capitalization of Clear Channel as of September 30, 1998, as adjusted to give effect to the sale of the 15,000,000 shares of common stock offered in this prospectus supplement.

                                                                    SEPTEMBER 30, 1998
                                                         -----------------------------------------
                                                                          AS          PRO FORMA
                                                           ACTUAL     ADJUSTED(1)   AS ADJUSTED(2)
                                                         ----------   -----------   --------------
                                                                      (IN THOUSANDS)
Current portion of long-term debt......................  $    4,049   $    4,049     $     4,049
                                                         ==========   ==========     ===========
Credit Facility -- domestic(2).........................  $1,626,600   $  922,550     $   922,550
Credit Facility -- international.......................     123,962      123,962         123,962
7.25% Debentures due October 15, 2027..................     300,000      300,000         300,000
6.25% Senior notes due June 15, 2008...................     125,000      125,000         125,000
6.875% Senior debentures due June 15, 2018.............     175,000      175,000         175,000
2.625% Convertible debentures..........................     575,000      575,000         575,000
Other long-term debt...................................      55,287       55,287          55,287
Jacor long-term debt(3)................................          --           --       1,585,595
Shareholders' equity:
Class A Preferred Stock, $1.00 par value, 2,000,000
  shares authorized, no shares issued or outstanding...          --           --              --
Class B Preferred Stock, $1.00 par value, 8,000,000
  shares authorized, no shares issued or outstanding...          --           --              --
Common Stock, $.10 par value, 600,000,000 shares
  authorized, 248,454,892 shares issued and outstanding
  (263,454,892 shares as adjusted).....................      24,856       26,356          33,506
Additional paid-in capital.............................   3,322,268    4,024,818       6,820,288
Common stock warrants..................................          --           --          42,571
Retained earnings......................................     214,621      214,621         214,621
Other equity...........................................      49,288       49,288          49,288
Unrealized gain on investments.........................     154,642      154,642         154,642
Cost of shares (104,278) held in treasury..............      (1,973)      (1,973)         (1,973)
                                                         ----------   ----------     -----------
          Total shareholders' equity...................   3,763,702    4,467,752       7,312,943
                                                         ----------   ----------     -----------
          Total capitalization.........................  $6,744,551   $6,744,551     $11,175,337
                                                         ==========   ==========     ===========

---------------

(1) As adjusted to give effect to this offering and the application of the net proceeds of approximately $704.1 million at the offering price of $48.375 per share.

(2) As adjusted to reflect the offering, and to give effect to the Jacor merger and certain completed acquisitions of Clear Channel and Jacor as if those transactions had occurred on January 1, 1997 and January 1, 1998, as appropriate, as more fully set forth in the "Unaudited Pro Forma Combined Condensed Financial Statements" presented in this prospectus supplement.

(3) We may incur additional indebtedness of up to approximately $1.53 billion (including the Jacor LYONs with an accreted value $302 million) in connection with the merger with Jacor. See "Risk Factors -- Financial Leverage" and "Jacor Merger." All other transactions closed since September 30, 1998 or pending transactions, individually or in the aggregate, are not expected to be material to our financial position.

                                THE JACOR MERGER

     The description of the proposed merger with Jacor contained in this prospectus supplement is not complete. To understand the terms of the merger fully and for a more complete description, you should read the merger agreement and the detailed disclosure in our Current Report on Form 8-K filed with the SEC on October 9, 1998, as amended on December 9, 1998.

GENERAL

     As of October 7, 1998, Jacor was the second largest radio group in the United States in terms of number of radio stations, the third largest radio group in the nation as measured by revenue, and the country's third largest provider of syndicated radio programming. As of such date, Jacor owned, had under contract to own, programmed or sold airtime for 230 radio stations and one television station in an aggregate of 55 U.S. markets. Jacor also produces more than 50 syndicated programs and provides services for more than 4,000 radio stations, which programs include the top three rated radio programs in the United States.

THE JACOR MERGER AGREEMENT

     On October 8, 1998, we entered into a merger agreement with Jacor. Pursuant to the merger agreement, Jacor will merge with and into a wholly-owned subsidiary of Clear Channel which will survive as a wholly-owned subsidiary of Clear Channel. Outstanding shares of Jacor common stock will convert into our common stock based on an exchange ratio described in the merger agreement. The exchange ratio will be determined by a formula based upon the average closing price of our common stock during the 25 consecutive trading days ending on the second trading day before completion of the merger. Assuming an exchange ratio of 1.4 shares of our common stock for each share of Jacor common stock, which is based on the closing price of our common stock on the date of the merger agreement, and that no additional shares of Jacor common stock are issued before the completion of the merger, we will issue approximately 71.5 million shares of our common stock in the merger to the shareholders of Jacor. Certain shareholders of Jacor and Clear Channel have agreed to vote their shares in favor of the Jacor merger at their shareholder meetings.

REGISTRATION RIGHTS AGREEMENT

     In connection with the merger agreement, we entered into a registration rights agreement with certain shareholders of Jacor who, on the date of such agreement, held an aggregate of approximately 27.0% of the outstanding shares of Jacor common stock. As a result of the registration rights agreement, we may be required to file registration statements with the SEC to register for resale our common stock received by such Jacor stockholders in the merger.

CONDITIONS TO THE JACOR MERGER

     The completion of the Jacor merger cannot occur until the satisfaction of numerous conditions, including the following:

     - the receipt of approvals from our shareholders and the shareholders of Jacor;

     - the absence of any law or court order prohibiting the merger;

     - receipt of regulatory approvals under the federal communications laws and the completion of the review of the merger by the federal and state antitrust authorities; and

     - receipt of an opinion of each of our legal counsel that the merger will be tax-free to Jacor and its common shareholders.

     Some conditions may be waived by the company entitled to assert the condition.

REQUIRED REGULATORY APPROVALS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits us from completing the Jacor merger until after we have furnished information and materials to the Department of Justice and the FTC and we have waited the required period of time. The Department of Justice or the FTC has the authority to challenge the merger on antitrust grounds before or after we complete the merger. On December 3, 1998, we received a second request for additional information and materials from the Department of Justice.

     Some governmental authorities may seek conditions on the merger before granting approval. We cannot predict whether we will obtain the required regulatory approvals within the time frame in the merger agreement or on conditions that would not be detrimental to Clear Channel.

TERMINATION

     We can agree with Jacor to terminate the merger agreement at any time without completing the merger. In addition, either company can individually terminate the merger agreement if:

     - the merger is not completed by October 8, 1999;

     - the stockholders of either company fail to approve the merger;

     - a law or court order permanently prohibits the merger; or

     - the other party breaches a representation or warranty it made in the merger agreement or fails to comply with its obligation under the merger agreement.

     Furthermore, we can terminate the merger agreement if the Jacor board of directors withdraws or adversely modifies its recommendation of the merger proposal to the Jacor stockholders, recommends an acquisition proposal made by a third party, or fails to call or hold the Jacor stockholders' meeting because of such an acquisition proposal. Jacor can terminate the merger agreement if a third party makes an acquisition proposal and the Jacor board of directors determines that the proposal is financially superior to the merger. Jacor can also terminate the merger agreement if the average closing price of our common stock is less than or equal to $37.50 per share during any 25 consecutive trading day period commencing after October 8, 1998. In certain circumstances Jacor would be required to pay us a $115 million break-up fee upon a termination.

BUSINESS OF JACOR

     As of October 7, 1998, Jacor was the second largest radio group in the United States in terms of number of radio stations, the third largest radio group in the nation as measured by revenue, and the country's third largest provider of syndicated radio programming. As of such date, Jacor owned, operated, represented and/or entered into agreements to acquire 230 radio stations and one television station in an aggregate of 55 U.S. markets. Jacor also produces more than 50 syndicated programs and services for more than 4,000 radio stations, which programs include Rush Limbaugh, The Dr. Laura Schlessinger Show and Dr. Dean Edell, the top three rated radio programs in the United States.

     The following table sets forth certain selected information with regard to each of Jacor's 78 AM and 149 FM radio stations which it owned or programmed, or for which it sold airtime, as of October 7, 1998. Excluded from the following table are the one AM and two FM Mexican radio stations to which Jacor provides programming and sells airtime under exclusive sales agency arrangements.

                                                                AM          FM
MARKET                                                       STATIONS    STATIONS    TOTAL
------                                                       --------    --------    -----
ARIZONA
Phoenix....................................................     --           2          2
CALIFORNIA
Antelope Valley............................................      1(a)        2(a)       3
Los Angeles/Thousand Oaks..................................      3           2          5

                                                                AM          FM
MARKET                                                       STATIONS    STATIONS    TOTAL
------                                                       --------    --------    -----
Riverside..................................................      2(b)       --          2
San Diego(c)...............................................      3           5          8
San Francisco..............................................     --           2(b)       2
San Jose...................................................     --           3          3
Santa Barbara..............................................      2           3          5
Santa Clarita..............................................      1(a)       --          1
COLORADO
Denver.....................................................      3           5          8
Ft. Collins-Greeley........................................      2           2          4
FLORIDA
Jacksonville...............................................      2           3          5
Punta Gorda................................................      1           2          3
Sarasota...................................................      2           4(d)       6
Tampa/St. Petersburg.......................................      2           5          7(e)
GEORGIA
Atlanta....................................................      1           4(b)       5
IDAHO
Boise......................................................      2           4          6
Idaho Falls/Pocatello......................................      2           3          5
Twin Falls.................................................      1           2          3
IOWA
Cedar Rapids...............................................      2           2          4
Des Moines.................................................      1           2          3
Ft. Madison/Burlington.....................................      2           2          4
KENTUCKY
Lexington..................................................      2           4          6
Louisville.................................................      1           5(f)       6(e)
LOUISIANA
Shreveport.................................................      2           3          5
MARYLAND
Baltimore..................................................      2           1          3
MISSOURI
St. Louis..................................................      1           5          6
NEVADA
Las Vegas..................................................     --           4          4
NEW YORK
Rochester..................................................      2           5          7
NORTH DAKOTA
Bismark....................................................      1           1          2
OHIO
Chillicothe................................................      2(b)        1          3
Cincinnati.................................................      4(g)        4(b)       8
Cleveland..................................................      1           4          5
Columbus...................................................      2           3          5
Dayton.....................................................      1           5          6
Findlay....................................................     --           2          2
Greenville.................................................     --           1          1
Lima.......................................................      1           3          4
Marion.....................................................      1           2          3
Sandusky...................................................      1           2          3

                                                                AM          FM
MARKET                                                       STATIONS    STATIONS    TOTAL
------                                                       --------    --------    -----
Springfield................................................      1          --          1
Toledo.....................................................      2           3          5
Washington Court House.....................................      1           1          2
Youngstown.................................................      2(b)        3(b)       5
OREGON
Albany/Corvallis...........................................      2           2          4
Medford....................................................      1           4          5
Portland...................................................      2           3(d)       5
PENNSYLVANIA
Pittsburgh.................................................      1          --          1
SOUTH CAROLINA
Charleston.................................................     --           4          4
TEXAS
Dallas.....................................................     --           2          2
Houston....................................................     --           3          3
UTAH
Salt Lake City.............................................      3(b)        4(b)       7
WASHINGTON
Centralia..................................................      1(a)        1(a)       2
WYOMING
Casper.....................................................      2(d)        1          3
Cheyenne...................................................      1           4(b)       5
                                                                --         ---        ---
          Total............................................     78         149        227
                                                                ==         ===        ===

-------------------------

(a) Jacor provides programming and sells airtime pursuant to a local marketing agreement (FCC license not owned by Jacor) for these stations.

(b) Includes one station for which Jacor provides programming and sells airtime pursuant to a local marketing agreement (FCC license not owned by Jacor).

(c) Jacor also provides, under exclusive sales agency arrangements, programming to and sells airtime for one additional AM and two additional FM Mexican radio stations.

(d) Includes one station currently under construction which is not yet operating.

(e) Includes one AM station in Tampa, Florida, and one AM and four FM stations in Louisville, Kentucky that are proposed to be divested in connection with the Jacor merger.

(f) Includes one station for which Jacor sells airtime pursuant to a joint sales agreement (FCC license not owned by Jacor).

(g) Includes two stations for which Jacor provides programming and sells airtime pursuant to a local marketing agreement (FCC license not owned by Jacor).

     Jacor also owns a television station, WKRC-TV, in Cincinnati. WKRC-TV is an affiliate of CBS.

     Additionally, Jacor and its wholly owned subsidiary, Premiere Radio Networks, Inc., together form the third largest provider of syndicated radio programming in the country. Jacor syndicates the nation's leading radio talk shows, including Rush Limbaugh, The Dr. Laura Schlessinger Show, Dr. Dean Edell and Art Bell's overnight programs, Dreamland and Coast to Coast. Jacor also owns NSN Network Services, Ltd., a satellite systems integration company that provides design, communications technology and support to establish and maintain global satellite connectivity to companies worldwide.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the offering and application of the net proceeds therefrom as set forth in "Use of Proceeds" and the merger with Jacor (collectively, the "Transactions"). For accounting purposes Clear Channel will account for the merger as a purchase of Jacor; accordingly, the net assets of Jacor have been adjusted to their estimated fair values based upon a preliminary purchase price allocation.

     The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 give effect to the Transactions as if they had occurred on January 1, 1997 and January 1, 1998, respectively. The unaudited pro forma combined condensed balance sheet at September 30, 1998 gives effect to the Transactions as if they had occurred on September 30, 1998.

     The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1997 was prepared based upon the historical statement of operations of Clear Channel, adjusted to reflect the acquisitions of 93% of the outstanding capital stock of Eller Media, the radio assets and certain outdoor advertising assets of Paxson Communications Corp., all of the outstanding capital stock of More Group and the merger with Universal, as if such acquisitions and merger had occurred on January 1, 1997 ("1997 Clear Channel Pro Forma"), and based upon the historical statement of operations of Jacor adjusted to reflect the acquisition of the assets of 17 radio stations from Nationwide Communications, Inc., The EFM Companies, and Premiere Radio Networks, Inc., as if such acquisitions had occurred on January 1, 1997 ("1997 Jacor Pro Forma"). The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 1998 was prepared based upon the historical statement of operations of Clear Channel, adjusted to reflect the merger with Universal and the acquisition of More Group as if such merger and acquisition had occurred on January 1, 1998 ("1998 Clear Channel Pro Forma"), and based upon the historical statement of operations of Jacor adjusted to reflect the acquisition of the assets of 17 radio stations from Nationwide as if such acquisition had occurred on January 1, 1998 ("1998 Jacor Pro Forma"). The unaudited pro forma combined condensed balance sheet was prepared based upon the historical balance sheet of Clear Channel and the historical balance sheet of Jacor. Certain amounts in Jacor's financial statements have been reclassified to conform to our presentation.

     The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of Jacor and Clear Channel incorporated herein by reference.

     The unaudited pro forma combined condensed financial statements are not necessarily indicative of the actual results of operations or financial position that would have occurred had the Jacor merger and the other acquisitions of Clear Channel and Jacor described above occurred on the dates indicated nor are they necessarily indicative of future operating results or financial position.

                            CLEAR CHANNEL AND JACOR

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                           (IN THOUSANDS OF DOLLARS)
                               SEPTEMBER 30, 1998

                                     ASSETS

                                                                                                         CLEAR CHANNEL
                                                                                                          AS ADJUSTED
                                          CLEAR                     CLEAR                   PRO FORMA      AND JACOR
                                         CHANNEL        THE        CHANNEL       JACOR        MERGER       PRO FORMA
                                        HISTORICAL   OFFERING    AS ADJUSTED   HISTORICAL   ADJUSTMENT      MERGER
                                        ----------   ---------   -----------   ----------   ----------   -------------
Current assets:
  Cash and cash equivalents...........  $   48,192   $   (500)   $   47,692    $   42,084   $ (50,000)    $    39,776
  Accounts receivable, net............     287,067          --      287,067       198,327          --         485,394
  Other current assets................      65,603          --       65,603        29,385          --          94,988
                                        ----------   ---------   ----------    ----------   ----------    -----------
        Total Current Assets..........     400,862       (500)      400,362       269,796     (50,000)        620,158
Property, plant & equipment, net......   1,713,449          --    1,713,449       260,212          --       1,973,661
Intangible assets:
  Contract valuations.................     275,211          --      275,211       360,000          --         635,211
  Licenses and goodwill...............   4,362,111          --    4,362,111     2,508,450   1,613,629       8,484,190
  Other intangible assets.............      74,552          --       74,552            --          --          74,552
                                        ----------   ---------   ----------    ----------   ----------    -----------
                                         4,711,874          --    4,711,874     2,868,450   1,613,629       9,193,953
Less accumulated amortization.........    (254,869)         --    (254,869)      (156,159)    156,159       (254,869)
                                        ----------   ---------   ----------    ----------   ----------    -----------
                                         4,457,005          --    4,457,005     2,712,291   1,769,788       8,939,084
Other assets:
  Notes receivable....................      53,675          --       53,675            --          --          53,675
  Investments in and advances to,
    nonconsolidated affiliates........     346,215          --      346,215            --          --         346,215
  Other assets........................      41,189          --       41,189        85,369          --         126,558
  Other investments...................     248,890          --      248,890            --          --         248,890
                                        ----------   ---------   ----------    ----------   ----------    -----------
        TOTAL ASSETS..................  $7,261,285   $   (500)   $7,260,785    $3,327,668   $1,719,788    $12,308,241
                                        ==========   =========   ==========    ==========   ==========    ===========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable, accrued expenses
    and other current liabilities.....  $  238,166   $      --   $  238,166    $  137,958   $      --     $   376,124
  Current portion of long-term debt...       4,049          --        4,049            --          --           4,049
                                        ----------   ---------   ----------    ----------   ----------    -----------
        Total Current Liabilities.....     242,215          --      242,215       137,958          --         380,173
Long-term debt........................   2,980,849   (704,550)    2,276,299     1,229,565          --       3,505,864
Deferred income taxes.................     163,104          --      163,104       358,995          --         522,099
Other long-term liabilities...........      92,913          --       92,913       119,717          --         212,630
Liquid yield options notes............          --          --           --       302,400      53,630         356,030
Minority interest.....................      18,502          --       18,502            --          --          18,502
Shareholders' equity:
  Preferred stock.....................          --          --           --            --          --              --
  Common stock........................      24,856       1,500       26,356           511       6,639          33,506
  Additional paid-in capital..........   3,322,268     702,550    4,024,818     1,114,520   1,680,950       6,820,288
  Common stock warrants...............          --          --           --        31,500      11,071          42,571
  Retained earnings...................     214,621          --      214,621        19,871     (19,871)        214,621
  Other...............................      49,288          --       49,288            --          --          49,288
  Unrealized gain on investments......     154,642          --      154,642        12,631     (12,631)        154,642
  Cost of shares held in treasury.....      (1,973)         --      (1,973)            --          --         (1,973)
                                        ----------   ---------   ----------    ----------   ----------    -----------
        Total Shareholders' Equity....   3,763,702     704,050    4,467,752     1,179,033   1,666,158       7,312,943
                                        ----------   ---------   ----------    ----------   ----------    -----------
        TOTAL LIABILITIES AND
          SHAREHOLDERS'
          EQUITY......................  $7,261,285   $   (500)   $7,260,785    $3,327,668   $1,719,788    $12,308,241
                                        ==========   =========   ==========    ==========   ==========    ===========

                            CLEAR CHANNEL AND JACOR

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1997

                                                                                                             CLEAR
                                                                                                            CHANNEL
                                                                                                          AS ADJUSTED
                                            1997                      CLEAR        1997      PRO FORMA     AND JACOR
                                        CLEAR CHANNEL     THE        CHANNEL       JACOR       MERGER      PRO FORMA
                                          PRO FORMA     OFFERING   AS ADJUSTED   PRO FORMA   ADJUSTMENT     MERGER
                                        -------------   --------   -----------   ---------   ----------   -----------
Net revenue...........................   $1,273,983     $     --   $1,273,983    $650,844     $     --    $1,924,827
Operating expenses....................      749,796           --      749,796     435,301           --     1,185,097
Depreciation and amortization.........      289,689           --      289,689     102,887       82,765       475,341
Corporate expenses....................       30,675           --       30,675      14,093           --        44,768
                                         ----------     --------   ----------    --------     --------    ----------
Operating income (loss)...............      203,823           --      203,823      98,563      (82,765)      219,621
Interest expense......................      218,437      (43,651)     174,786     117,710           --       292,496
Other income (expense) -- net.........          187           --          187      12,060           --        12,247
                                         ----------     --------   ----------    --------     --------    ----------
Income (loss) before income taxes.....      (14,427)      43,651       29,224      (7,087)     (82,765)      (60,628)
Income taxes..........................       25,791       17,460       43,251       1,096           --        44,347
                                         ----------     --------   ----------    --------     --------    ----------
Income (loss) before equity in
  earnings of nonconsolidated
  affiliates..........................      (40,218)      26,191      (14,027)     (8,183)     (82,765)     (104,975)
Equity in earnings of nonconsolidated
  affiliates..........................        6,029           --        6,029          --           --         6,029
                                         ----------     --------   ----------    --------     --------    ----------
Net income (loss) before extraordinary
  items...............................   $  (34,189)    $ 26,191   $   (7,998)   $ (8,183)    $(82,765)   $  (98,946)
                                         ==========     ========   ==========    ========     ========    ==========
Net income (loss) before extraordinary
  items per common share:
  Basic...............................   $    (0.16)               $    (0.03)                            $    (0.33)
                                         ==========                ==========                             ==========
  Diluted.............................   $    (0.17)               $    (0.05)                            $    (0.33)
                                         ==========                ==========                             ==========
Other Data:
After tax cash flow(1)................   $  291,162     $ 26,191   $  317,353    $ 94,704     $     --    $  412,057
                                         ==========     ========   ==========    ========     ========    ==========
After tax cash flow per common share--
  diluted(2)..........................   $     1.29                $     1.32                             $     1.32
                                         ==========                ==========                             ==========

---------------

(1) After-tax cash flow is defined as net income (loss) before extraordinary items plus depreciation, amortization of intangibles (including that of nonconsolidated affiliates) and deferred taxes. After-tax cash flow is not presented as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(2) After-tax cash flow per share is defined as after-tax cash flow divided by weighted average common shares and common share equivalents outstanding assuming dilution.

                            CLEAR CHANNEL AND JACOR

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                                                             CLEAR
                                                                                                            CHANNEL
                                                                                                          AS ADJUSTED
                                            1998                      CLEAR        1998      PRO FORMA     AND JACOR
                                        CLEAR CHANNEL     THE        CHANNEL       JACOR       MERGER      PRO FORMA
                                          PRO FORMA     OFFERING   AS ADJUSTED   PRO FORMA   ADJUSTMENT     MERGER
                                        -------------   --------   -----------   ---------   ----------   -----------
Net revenue...........................   $1,109,521     $     --   $1,109,521    $589,184     $     --    $ 1,698,705
Operating expenses....................      659,215           --      659,215     391,942           --      1,051,157
Depreciation and amortization.........      251,923           --      251,923      97,352       46,915        396,190
Corporate expenses....................       32,864           --       32,864      13,052           --         45,916
                                         ----------     --------   -----------   --------     --------    -----------
Operating income (loss)...............      165,519           --      165,519      86,838      (46,915)       205,442
Interest expense......................      133,781      (31,682)     102,099      80,470           --        182,569
Other income (expense) -- net.........        3,817           --        3,817      10,728           --         14,545
                                         ----------     --------   -----------   --------     --------    -----------
Income (loss) before income taxes.....       35,555       31,682       67,237      17,096      (46,915)        37,418
Income taxes..........................       45,339        9,505       54,844      18,485           --         73,329
                                         ----------     --------   -----------   --------     --------    -----------
Income (loss) before equity in
  earnings of nonconsolidated
  affiliates..........................       (9,784)      22,177       12,393      (1,389)     (46,915)       (35,911)
Equity in earnings of nonconsolidated
  affiliates..........................        9,692           --        9,692          --           --          9,692
                                         ----------     --------   -----------   --------     --------    -----------
Net income (loss) before extraordinary
  items...............................   $      (92)    $ 22,177   $   22,085    $ (1,389)    $(46,915)   $   (26,219)
                                         ==========     ========   ===========   ========     ========    ===========
Net income (loss) before extraordinary
  items per common share:
  Basic...............................   $    (0.00)               $     0.09                             $     (0.08)
                                         ==========                ===========                            ===========
  Diluted.............................   $    (0.00)               $     0.09                             $     (0.08)
                                         ==========                ===========                            ===========
Other Data:
After tax cash flow(1)................   $  289,352     $ 22,177   $  311,529    $ 95,963     $     --    $   407,492
                                         ==========     ========   ===========   ========     ========    ===========
After tax cash flow per common share--
  diluted(2)..........................   $     1.13                $     1.15                             $      1.17
                                         ==========                ===========                            ===========

---------------

(1) After-tax cash flow is defined as net income (loss) before extraordinary items plus depreciation, amortization of intangibles (including that of nonconsolidated affiliates) and deferred taxes. After-tax cash flow is not presented as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(2) After-tax cash flow per share is defined as after-tax cash flow divided by weighted average common shares and common share equivalents outstanding assuming dilution.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The pro forma offering adjustments at September 30, 1998 and for the year ended December 31, 1997 and the nine months ended September 30, 1998 are as follows:

                                                                   AT SEPTEMBER 30, 1998
                                                                    INCREASE (DECREASE)
                                                                   ---------------------
(a)  Decrease in cash and cash equivalents resulting from
     estimated transaction expenses.                                     $    (500)
(b)  Decrease in long term debt for the use of proceeds.                  (704,550)
(c)  Increase in common stock to account for Clear Channel's
     common stock issued in the offering at $0.10 par value.                 1,500
(d)  Increase in additional paid-in capital to account for Clear
     Channel's common stock issued in the offering at net
     proceeds less $0.10 par value.                                        702,550

                                                                   INCREASE (DECREASE)
                                                                        TO INCOME
                                                               ----------------------------
                                                               DECEMBER 31,   SEPTEMBER 30,
                                                                   1997           1998
                                                               ------------   -------------
(e)  Decrease in interest expense to account for the savings associated with the reduction of long-term debt using
     Clear Channel's average interest rate on its revolving
     credit facility of 6.2% for the twelve months ended
     December 31, 1997 and 6% for the nine months ended
     September 30, 1998.                                         $ 43,651        $31,682
(f)  Increase in income taxes resulting from the interest
     expense saving described in note (e).                        (17,460)        (9,505)

     Basic and diluted pro forma share information is as follows:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
 BASIC
   Clear Channel pro forma weighted average shares
      outstanding                                               218,810         244,079
   Additional common shares issued in the offering               15,000          15,000
                                                                -------         -------
   Clear Channel as adjusted                                    233,810         259,079
                                                                =======         =======
 DILUTED
   Clear Channel pro forma weighted average shares
      outstanding                                               225,486         256,534
   Additional common shares issued in the offering               15,000          15,000
                                                                -------         -------
   Clear Channel as adjusted                                    240,486         271,534
                                                                =======         =======

                            CLEAR CHANNEL AND JACOR

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Clear Channel and Jacor unaudited pro forma combined condensed financial statements reflect the merger, accounted for as a purchase, as follows:

Jacor common stock outstanding (in whole shares)............   51,073,198
Exchange ratio (based on the estimated value per share of
  $38.7054(1))..............................................         1.40
                                                              -----------
Clear Channel's common stock to be issued in the merger (in
  whole shares).............................................   71,502,477
Estimated value per share...................................   X $38.7054
                                                              -----------
                                                              $ 2,767,532
Estimated value of common stock options.....................       35,088
Estimated transaction costs.................................       50,000
                                                              -----------
          Total estimated purchase price....................  $ 2,852,620
                                                              ===========

---------------

(1) The estimated value per share of $38.7054 is calculated using the seven day average of the market closing price from three days prior to three days following the signing of the merger agreement.

     For purpose of these statements the total estimated purchase price was allocated as follows:

Total estimated purchase price..............................  $ 2,852,620
Plus -- estimated fair value of LYONs notes in excess of
  carrying value............................................       53,630
Plus -- estimated fair value of Jacor common stock warrants
  in excess of carrying value...............................       11,071
Plus -- Jacor's accumulated deficit in net assets exchanged
  in the merger at September 30, 1998 adjusted for the
  elimination of existing net licenses and goodwill of
  $2,352,291................................................    1,204,758
                                                              -----------
Estimated excess purchase price (allocated to licenses and
  goodwill).................................................  $ 4,122,079
                                                              ===========

     The estimated excess purchase price allocated to licenses and goodwill of $4,122,079 will be amortized over a 25 year period using the straight line method.

     The unaudited pro forma combined condensed financial statements of operations excludes the effect of any divestiture of stations, which may be required for regulatory approval, as we intend the funds received from any divestiture to be reinvested in acquisitions of similar stations in other markets. Neither Clear Channel nor Jacor anticipates that any required divestitures will be significant. The unaudited pro forma combined condensed financial statements of operations also excludes the effect of retired or refinanced debt as any retirement or refinancing of debt will not occur at or prior to the closing of the merger.

     The pro forma merger adjustments at September 30, 1998 are as follows:

                                                                     INCREASE
                                                                    (DECREASE)
                                                                    ----------
(a)  Decrease in cash and cash equivalents resulting from
     estimated merger expenses...................................   $  (50,000)
(b)  Increase in goodwill and licenses equal to the excess
     purchase price of the merger................................    1,613,629
(c)  Decrease in accumulated amortization resulting from the elimination of Jacor's existing accumulated amortization on
     goodwill....................................................      156,159
(d)  Record liquid yield option notes at estimated fair value....       53,630
(e)  Increase common stock to account for Clear Channel common
     stock given in the merger at $0.10 par value................        6,639
(f)  Increase in additional paid-in capital to account for Clear
     Channel common stock given in the merger at $38.7054 per
     share less $0.10 par value ($1,645,862) plus the value of
     Jacor stock options included in the Merger ($35,088)........    1,680,950
(g)  Record common stock warrants at estimated fair value........       11,071
(h)  Eliminate Jacor's existing retained earnings balance........      (19,871)
(i)  Eliminate Jacor's existing unrealized gain on investments
     balance.....................................................      (12,631)

                                                          INCREASE (DECREASE)
                                                               TO INCOME
                                                      ----------------------------
                                                      DECEMBER 31,   SEPTEMBER 30,
                                                          1997           1998
                                                      ------------   -------------
(j)  Increase in amortization expense resulting
     from the additional goodwill created by the
     merger and a change in the life of goodwill
     amortization from 40 years (Jacor's policy) to
     25 years (Clear Channel's policy). This
     amortization expense results in a permanent
     difference and will not be deductible for
     federal income tax purposes...................     $(82,765)    $(46,915)

     Pro forma basic and diluted share information is as follows:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                     (IN THOUSANDS)
BASIC:
Clear Channel as adjusted weighted average shares
  outstanding...............................................    233,810         259,079
Jacor as adjusted weighted average shares outstanding.......     49,348          50,133
Increase weighted average common stock outstanding to
  account for Clear Channel's common stock given in the
  merger at the exchange ratio of 1.40, (51,073 (LOGO)
  .40)......................................................     20,429          20,429
                                                                -------         -------
Clear Channel as adjusted and Jacor Pro Forma Merger........    303,587         329,641
                                                                =======         =======
DILUTED:
Clear Channel as adjusted weighted average shares
  outstanding...............................................    240,486         271,534
Jacor pro forma weighted average shares outstanding.........     51,051          54,347
Increase weighted average common stock outstanding to
  account for Clear Channel common stock given in the merger and to account for the dilution effect Jacor's common
  stock warrants, employee stock options and other dilutive
  shares have on Clear Channel at the exchange ratio of
  1.40, (52,776 (LOGO) .40) and (55,287 (LOGO) .40),
  respectively..............................................     21,110          22,115
                                                                -------         -------
Clear Channel as adjusted and Jacor Pro Forma Merger........    312,647         347,996
                                                                =======         =======

                                 CLEAR CHANNEL

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1997

                                                             CLEAR CHANNEL         ELLER MEDIA           PRO FORMA
                                                              HISTORICAL           HISTORICAL          ADJUSTMENT(1)
                                                             -------------         -----------         -------------
Net revenue................................................    $697,068              $56,642              $    --
Operating expenses.........................................     394,404               33,804                   --
Depreciation and amortization..............................     114,207               10,547                5,974
Noncash compensation expense...............................          --                   --                   --
Corporate expenses.........................................      20,883                2,318                   --
                                                               --------              -------              -------
Operating income (loss)....................................     167,574                9,973               (5,974)
Interest expense...........................................      75,076                8,565                2,518
Other income (expense) -- net..............................      11,579               (4,082)                  --
                                                               --------              -------              -------
Income (loss) before income taxes..........................     104,077               (2,674)              (8,492)
Income tax (benefit).......................................      47,116                    3               (1,315)
                                                               --------              -------              -------
Income (loss) before equity in earnings of nonconsolidated
  affiliates...............................................      56,961               (2,677)              (7,177)
Equity in earnings (loss) of non-consolidated affiliates...       6,615                   --                   --
                                                               --------              -------              -------
Net income (loss)..........................................    $ 63,576              $(2,677)             $(7,177)
                                                               ========              =======              =======
Net income (loss) per common share:
  Basic....................................................    $   0.36
                                                               ========
  Diluted..................................................    $   0.34
                                                               ========

                                 CLEAR CHANNEL

                     UNAUDITED PRO FORMA COMBINED CONDENSED
              CONSOLIDATED STATEMENT OF OPERATIONS -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1997

                                                                                           1997
  PAXSON       PRO FORMA     UNIVERSAL      PRO FORMA     MORE GROUP     PRO FORMA     CLEAR CHANNEL
HISTORICAL   ADJUSTMENT(2)   HISTORICAL   ADJUSTMENT(3)   HISTORICAL   ADJUSTMENT(4)     PRO FORMA
----------   -------------   ----------   -------------   ----------   -------------   -------------
 $78,104       $     --       $209,639      $     --       $232,530      $     --       $1,273,983
  63,362         (1,246)       101,613            --        157,859            --          749,796
  12,101          9,377         59,977        30,881         23,592        23,033          289,689
      --             --          8,289        (8,289)         1,327        (1,327)              --
   4,059         (4,059)            --            --          7,474            --           30,675
 -------       --------       --------      --------       --------      --------       ----------
  (1,418)        (4,072)        39,760       (22,592)        42,278       (21,706)         203,823
   1,370         29,276         46,400            --          4,383        50,849          218,437
  (1,034)            --         (2,621)           --         (3,655)           --              187
 -------       --------       --------      --------       --------      --------       ----------
  (3,822)       (33,348)        (9,261)      (22,592)        34,240       (72,555)         (14,427)
      --        (13,339)            --            --         10,705       (17,379)          25,791
 -------       --------       --------      --------       --------      --------       ----------
  (3,822)       (20,009)        (9,261)      (22,592)        23,535       (55,176)         (40,218)
      --             --             --            --           (586)           --            6,029
 -------       --------       --------      --------       --------      --------       ----------
 $(3,822)      $(20,009)      $ (9,261)     $(22,592)      $ 22,949      $(55,176)      $  (34,189)
 =======       ========       ========      ========       ========      ========       ==========
                                                                                        $    (0.16)
                                                                                        ==========
                                                                                        $    (0.17)
                                                                                        ==========

                                 CLEAR CHANNEL

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                                                           1998
                                   CLEAR                                                                  CLEAR
                                  CHANNEL     UNIVERSAL      PRO FORMA     MORE GROUP     PRO FORMA      CHANNEL
                                 HISTORICAL   HISTORICAL   ADJUSTMENT(5)   HISTORICAL   ADJUSTMENT(6)   PRO FORMA
                                 ----------   ----------   -------------   ----------   -------------   ----------
Net revenue....................   $909,555     $55,292        $    --       $144,674      $     --      $1,109,521
Operating expenses.............    517,562      30,826             --        110,827            --         659,215
Depreciation and
  amortization.................    201,422      15,517          7,720         15,699        11,565         251,923
Noncash compensation expense...         --         106           (106)         3,476        (3,476)             --
Corporate expenses.............     25,739       1,414             --          5,711            --          32,864
                                  --------     -------        -------       --------      --------      ----------
Operating income (loss)........    164,832       7,429         (7,614)         8,961        (8,089)        165,519
Interest expense...............     94,555      13,159             --          3,715        22,352         133,781
Other income
  (expense) -- net.............     13,416         (23)            --         (9,576)           --           3,817
                                  --------     -------        -------       --------      --------      ----------
Income (loss) before income
  taxes........................     83,693      (5,753)        (7,614)        (4,330)      (30,441)         35,555
Income tax (benefit)...........     48,766          --             --          3,301        (6,728)         45,339
                                  --------     -------        -------       --------      --------      ----------
Income (loss) before equity in
  earnings of nonconsolidated
  affiliates...................     34,927      (5,753)        (7,614)        (7,631)      (23,713)         (9,784)
Equity in net income (loss) of
  non-consolidated
  affiliates...................     10,063          --             --           (371)           --           9,692
                                  --------     -------        -------       --------      --------      ----------
Net income (loss)..............   $ 44,990     $(5,753)       $(7,614)      $ (8,002)     $(23,713)     $      (92)
                                  ========     =======        =======       ========      ========      ==========
Net income (loss) per common
  share:
  Basic........................   $   0.19                                                              $    (0.00)
                                  ========                                                              ==========
  Diluted......................   $   0.19                                                              $    (0.00)
                                  ========                                                              ==========

                                 CLEAR CHANNEL

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1997

ELLER MEDIA ACQUISITION

     (1) Represents the pro forma effect of the acquisition of Eller Media assuming it was acquired January 1, 1997:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                    IN INCOME
                                                                   ----------
(a)  Increase in amortization of goodwill of $5,205 resulting from the additional goodwill created by the acquisition
     and a decrease in amortizable life from 40 years (Eller
     Media) to 25 years (Clear Channel) and additional
     depreciation of $769 related to the adjustment of fixed
     assets to fair value....................................       $ (5,974)
(b)  Increase in interest expense due to a higher amount of
     average debt outstanding, which was partially offset by
     a lower average interest rate (6% average rate for Clear
     Channel and 8.8% for Eller Media during the first three
     months of 1997).........................................         (2,518)
(c)  Tax effect of the above adjustments to depreciation and interest expense at Clear Channel's effective federal
     and state tax rate of 40%...............................          1,315

PAXSON ACQUISITION

     (2) Represents the pro forma effect of the Paxson acquisition assuming it was acquired January 1, 1997:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                    IN INCOME
                                                                   ----------
(d)  Elimination of option plan compensation expense
     resulting from the elimination of the plan..............       $  1,246
(e)  Increase in amortization expense resulting from the
     additional goodwill created by the acquisition..........         (9,377)
(f)  Elimination of corporate general and administrative
     expenses resulting from the elimination of the Paxson
     corporate office........................................          4,059
(g)  Increase in interest expense (at an average interest
     rate of 6.5% for the first nine months of 1997) due to
     additional borrowing on Clear Channel's facility to
     finance the acquisition cost............................        (29,276)
(h)  Tax effect of the above adjustment at Clear Channel's
     effective federal and state tax rate of 40%.............         13,339

UNIVERSAL MERGER

     (3) The pro forma merger adjustments for the year ended December 31, 1997 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   IN INCOME
                                                                   ----------
(i)  Increase in amortization expense resulting from the
     additional goodwill created by the merger...................   $(30,881)
(j)  Decrease in Noncash compensation to reverse the effect of
     Financial Accounting Standards Board Statement No. 123 ("FAS
     123") from the statement of operations as Clear Channel
     elected to follow Accounting Principles Board Opinion Number
     25 ("APB 25") for earnings presentation and implemented FAS
     123 for footnote disclosure only............................      8,289

MORE GROUP ACQUISITION

     (4) The pro forma adjustments for the year ended December 31, 1997 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   IN INCOME
                                                                   ----------
(k)  Increase in amortization expense resulting from the
     additional goodwill created by the acquisition..............   $(23,033)
(l)  Decrease in Noncash compensation to reverse the effect of
     FAS 123 from the statement of operations as Clear Channel
     elected to follow APB 25 for earnings presentation and
     implemented FAS 123 for footnote disclosure only............      1,327
(m)  Increase in interest expense due to financing the
     acquisition price of More Group at Clear Channel's average
     interest rate of 6.62% for 1997.............................    (50,849)
(n)  The tax effect of adjustment (l) at the 1997 UK statutory rate of 31.5% offset by the tax benefit of adjustment (m) at
     Clear Channel's federal U.S. tax rate in 1997 of 35%........     17,379

UNIVERSAL MERGER

     (5) The pro forma merger adjustments for the nine months ended September 30, 1998 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   IN INCOME
                                                                   ----------
(o)  Increase in amortization expense resulting from the
     additional goodwill created by the merger...................   $ (7,720)
(p)  Decrease in Noncash compensation to reverse the effect of
     FAS 123 from the statement of operations as the Company
     elected to follow APB 25 for earnings presentation and
     implemented FAS 123 for footnote disclosure only............        106

MORE GROUP ACQUISITION

     (6) The pro forma adjustments for the nine months ended September 30, 1998 are as follows:

                                                                     INCREASE
                                                                    (DECREASE)
                                                                    IN INCOME
                                                                    ----------
(q)  Increase in amortization expense resulting from the
     additional goodwill created by the acquisition..............    $(11,565)
(r)  Decrease in Noncash compensation to reverse the effect of
     FAS 123 from the statement of operations as Clear Channel
     elected to follow APB 25 for earnings presentation and
     implemented FAS 123 for footnote disclosure only............       3,476
(s)  Increase in interest expense due to financing the
     acquisition price of More Group at Clear Channel's average
     interest rate of 6.62% for 1997.............................     (22,352)
(t)  The tax effect of adjustment (r) at the 1998 UK statutory rate of 31.5% offset by the tax benefit of adjustment (s) at
     Clear Channel's federal U.S. tax rate in 1998 of 35%........       6,728

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1997

                                                      OTHER                    NATIONWIDE'S
                                                   ACQUISITIONS                ACQUISITION    ACQUISITION      1997
                                        JACOR       PRO FORMA     HISTORICAL    PRO FORMA      PRO FORMA       JACOR
                                      HISTORICAL   ADJUSTMENTS    NATIONWIDE   ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                                      ----------   ------------   ----------   ------------   -----------    ---------
Net revenue.........................   $530,574      $25,321(a)    $ 97,997      $    565(e)   $ (3,613)(h)  $650,844
Broadcast operating expenses........    356,783       16,760(a)      81,958           723(e)    (20,923)(h)   435,301
Depreciation and amortization.......     78,485        8,182(a)      10,129         2,084(e)      4,007(i)    102,887
Corporate general and administrative
  expenses..........................     14,093           --          3,623            --        (3,623)(h)    14,093
                                       --------      -------       --------      --------      --------      --------
Operating income (loss).............     81,213          379          2,287        (2,242)       16,926        98,563
Interest expense, net...............     80,008        9,303(b)       4,616         3,197(e)     20,586(j)    117,710
Gain on sale of radio stations......     11,135           --         44,132       (44,132)(f)        --        11,135
Other income (expense), net.........        664          298(c)         (37)           --            --           925
                                       --------      -------       --------      --------      --------      --------
Income (loss) before income taxes
  and extraordinary items...........     13,004       (8,626)        41,764       (49,571)       (3,660)       (7,087)
Income tax (expense) credit.........     (9,600)       4,358(d)     (14,309)       16,992(g)      1,464(k)     (1,096)
                                       --------      -------       --------      --------      --------      --------
Income (loss) before extraordinary
  items.............................   $  3,404      $(4,268)      $ 27,455      $(32,579)     $ (2,196)     $ (8,183)
                                       ========      =======       ========      ========      ========      ========
Income (loss) per common share:
  Basic.............................   $   0.08                                                              $  (0.16)
                                       ========                                                              ========
  Diluted...........................   $   0.08                                                              $  (0.16)
                                       ========                                                              ========

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                HISTORICAL
                                                                NATIONWIDE     NATIONWIDE'S
                                                                SIX MONTHS     ACQUISITION    ACQUISITION      1998
                                                    JACOR          ENDED        PRO FORMA      PRO FORMA       JACOR
                                                  HISTORICAL   JUNE 30, 1998   ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                                                  ----------   -------------   ------------   -----------    ---------
Net revenue.....................................   $530,372       $50,171         $  --         $ 8,641(l)   $589,184
Broadcast operating expenses....................    356,877        39,623          (738)(e)      (3,820)(l)   391,942
Depreciation and amortization...................     87,444         5,044           299(e)        4,565(i)     97,352
Corporate general and administrative expenses...     13,052         1,406            --          (1,406)       13,052
                                                   --------       -------         -----         -------      --------
Operating income (loss).........................     72,999         4,098           439           9,302        86,838
Interest expense, net...........................     65,968          (452)           --          14,954(j)     80,470
Gain on sale of radio stations..................     10,896            --            --              --        10,896
Other income (expense), net.....................       (164)           (4)           --              --          (168)
                                                   --------       -------         -----         -------      --------
Income (loss) before income taxes and
  extraordinary items...........................     17,763         4,546           439          (5,652)       17,096
Income tax (expense) credit.....................    (19,200)       (1,546)           --           2,261(k)    (18,485)
                                                   --------       -------         -----         -------      --------
Income (loss) before extraordinary items........   $ (1,437)      $ 3,000         $ 439         $(3,391)     $ (1,389)
                                                   ========       =======         =====         =======      ========
Income (loss) per common share:
  Basic.........................................   $  (0.03)                                                 $  (0.03)(m)
                                                   ========                                                  ========
  Diluted.......................................   $  (0.03)                                                 $  (0.03)(m)
                                                   ========                                                  ========

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(a) These adjustments for the following acquisitions reflect additional revenues and expenses for the period January 1, 1997 to the acquisition consummation date. Depreciation and amortization expense adjustments reflect Jacor's purchase cost of the assets acquired.

                                                                 YEAR ENDED DECEMBER 31, 1997
                                                              ----------------------------------
                                                                        BROADCAST   DEPRECIATION
                                                                NET     OPERATING       AND
                                                              REVENUE   EXPENSES    AMORTIZATION
                                                              -------   ---------   ------------
Premiere Radio Networks, Inc. (completed June 1997).........  $14,130    $ 9,276       $4,348
EFM Companies (completed April 1997)........................   11,191      7,484        3,834
                                                              -------    -------       ------
          TOTAL.............................................  $25,321    $16,760       $8,182
                                                              =======    =======       ======

(b) The adjustment represents additional interest expense associated with Jacor's borrowings under its credit facility and the issuance of various debt securities in 1997. The assumed weighted average interest rate associated with the borrowings is 7.9%.

(c) The adjustment represents miscellaneous income generated by Premiere for periods prior to the acquisition.

(d) To provide for the tax effect of pro forma adjustments. The acquisition adjustments described in Note (a) include non-deductible goodwill amortization estimated to be approximately $1,350 for the year ended December 31, 1997.

(e) The adjustments represent additional revenues and expenses, net of the elimination of time brokerage agreement fees, related primarily to Nationwide's acquisitions of radio stations in the Dallas, Phoenix and San Diego broadcast areas. Nationwide has operated a majority of the stations acquired in 1997 under local marketing agreements since January 1, 1997, therefore a significant amount of the revenues and operating expenses related to these stations are included in Nationwide's historical financial statements for the year ended December 31, 1997. The adjustments for the six months ended June 30, 1998 represent the elimination of time brokerage agreement fees and additional depreciation and amortization expenses resulting from the allocation of Nationwide's purchase price of KXGL in San Diego.

(f) The adjustment represents elimination of Nationwide's gain on the sale and exchange of certain radio stations in 1997.

(g) To provide for the tax effect of Nationwide's pro forma adjustments relating to its 1997 acquisitions and divestitures at statutory rates.

(h) To eliminate the results for the divestiture of two San Diego stations and estimated expense savings described below. Expense savings will result from the elimination of redundant broadcast operating expenses arising from the operation of multiple stations in broadcast areas, changes in benefit plan and compensation structures to conform with Jacor's and the elimination of Nationwide's corporate office function.

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1997
                                                               -----------------
ESTIMATED EXPENSE SAVINGS
Corporate general and administrative........................          3,623
Benefit Plan expenses.......................................          2,850
Commissions.................................................            675
Promotion and programming...................................          2,500
Personnel reductions........................................          3,200
Other.......................................................          1,200
                                                                    -------
          TOTAL.............................................        $14,048
                                                                    =======

(i) The adjustment reflects the additional depreciation and amortization expense resulting from the allocation of Jacor's purchase price to the assets acquired including an increase in property and equipment and identifiable intangible assets to their estimated fair market values.

(j) The adjustment reflects additional interest expense related to additional borrowings under Jacor's credit facility, its 8% Notes due 2010 and its 4 3/4% LYONs offering completed during February of 1998 to finance, in part, the acquisition of Nationwide.

(k) To provide for the tax effect of pro forma adjustments using an assumed rate of 40%.

(l) To reflect the revenues and broadcast operating expenses of the Nationwide stations for the period July 1, 1998 to the completion of the transaction on August 10, 1998, net of the elimination of results for the divestiture of two San Diego stations. The adjustment to broadcast operating expenses is also net of projected expense savings as follows:

                                                                 NINE MONTHS
                                                                    ENDED
                                                              SEPTEMBER 30, 1998
                                                              ------------------
ESTIMATED EXPENSE SAVINGS
Corporate general and administrative........................        $1,406
Benefit Plan expenses.......................................         1,741
Commissions.................................................           413
Promotion and programming...................................         1,527
Personnel reductions........................................         1,955
Other.......................................................           732
                                                                    ------
          TOTAL.............................................        $7,774
                                                                    ======

(m) The pro forma weighted average shares outstanding includes all shares outstanding as of September 30, 1998. The pro forma weighted averages shares outstanding of Jacor do not reflect any outstanding options and warrants or the assumed conversion of the LYONs as they are antidilutive.

                                    BUSINESS

     We are the world's largest out-of-home advertising company and the nation's third largest radio station company in terms of radio stations. Our operations consist of two principal lines of business -- broadcasting (radio and television) and outdoor advertising. The broadcasting operations include both stations for which we are the licensee and stations for which we program and/or sell air time under local marketing agreements or joint sales agreements. We also operate radio networks. Our outdoor advertising operations include both advertising display faces which we own or which we manage under license management agreements.

BROADCASTING

  Radio

     The following table sets forth certain selected information with regard to each of our 66 AM and 136 FM radio stations that we owned or programmed, or for which we sold airtime, as of September 30, 1998.

                                                                 AM         FM
MARKET                                                        STATIONS   STATIONS   TOTAL
------                                                        --------   --------   -----
ALABAMA
Mobile......................................................      2          5(a)      7
ARKANSAS
Little Rock.................................................     --          5         5
CALIFORNIA
Monterey....................................................      2          4         6
CONNECTICUT
New Haven...................................................      2          1         3
FLORIDA
Daytona Beach...............................................     --          1         1
Florida Keys................................................      1(b)       5         6
Ft. Myers/Naples............................................      1          4         5
Jacksonville................................................      2          4         6(c)
Miami/Ft. Lauderdale........................................      2          5         7
Orlando.....................................................      2          4         6
Panama City.................................................      1          4         5
Pensacola...................................................     --          2(a)      2
Tallahassee.................................................      1          4         5
Tampa/St. Petersburg........................................      3          5         8(c)
West Palm Beach.............................................      3(a)       4         7
KENTUCKY
Louisville..................................................      3          5         8
LOUISIANA
New Orleans.................................................      2          5         7
MASSACHUSETTS
Springfield.................................................      1          1         2
MICHIGAN
Grand Rapids................................................      2          4         6
MISSISSIPPI
Jackson.....................................................      2          2         4
NEW YORK
Albany......................................................      1          3         4

                                                                 AM         FM
MARKET                                                        STATIONS   STATIONS   TOTAL
------                                                        --------   --------   -----
NORTH CAROLINA
Greensboro..................................................      2          2         4
Raleigh.....................................................      1          4         5
OHIO
Cleveland...................................................      1          2         3(c)
Dayton......................................................      1          2         3(c)
OKLAHOMA
Oklahoma City...............................................      3(b)       4         7
Tulsa.......................................................      2(b)       4(d)      6
PENNSYLVANIA
Allentown...................................................      1          1         2
Lancaster...................................................      1          1         2
Reading.....................................................      1          1         2
RHODE ISLAND
Providence..................................................     --          2         2
SOUTH CAROLINA
Columbia....................................................      1          3         4
Greenville..................................................      1          3         4
TENNESSEE
Cookeville..................................................      2          2         4
Memphis.....................................................      3          4         7
TEXAS
Austin......................................................      1          3         4
El Paso.....................................................      2          3         5
Houston.....................................................      3(e)       4(b)      7
San Antonio.................................................      3(b)       4(b)      7
VIRGINIA
Norfolk.....................................................     --          4         4
Richmond....................................................      3          3         6
WISCONSIN
Milwaukee...................................................      1          3         4
                                                                 --        ---       ---
          Total.............................................     66        136       202
                                                                 ==        ===       ===

---------------

(a) Includes one station for which we sell airtime pursuant to a joint sales agreement (FCC license not owned by Clear Channel).

(b) Includes one station programmed pursuant to a local marketing agreement (FCC license not owned by Clear Channel).

(c) Includes one AM and one FM station in Jacksonville, Florida, two AM and four FM stations in Tampa/St. Petersburg, Florida, one AM and two FM stations in Cleveland, Ohio, and one AM and two FM stations in Dayton, Ohio, proposed to be divested in connection with the Jacor merger.

(d) Includes two stations programmed pursuant to a local marketing agreement (FCC licenses not owned by Clear Channel).

(e) Includes two stations that are owned by CCC-Houston AM, Ltd., in which we own an 80% interest.

     We also own the Kentucky News Network based in Louisville, Kentucky, the Virginia News Network based in Richmond, Virginia, the Oklahoma News Network based in Oklahoma City, Oklahoma, the Voice of Southwest Agriculture Network based in San Angelo, Texas, the Clear Channel Sports Network based both in College Station, Texas, and Des Moines, Iowa, the Alabama Radio Network based in Birmingham, Alabama, the Tennessee Radio Network based in Nashville, Tennessee, the University of Miami Sports Network based in Miami, Florida, the Florida Radio Network based in Maitland, Florida, the University of Florida Sports Network based in Gainesville, Florida and Orlando, Florida, and the Penn State Sports Network based in West Palm Beach, Florida.

TELEVISION

     The following table sets forth certain selected information with regard to each of our 18 television stations and two satellite stations that we owned or programmed as of September 30, 1998.

                                                                 NETWORK
MARKET                                                         AFFILIATION
------                                                         -----------
ALBANY/SCHENECTADY/TROY, NEW YORK
WXXA-TV.....................................................       FOX
HARRISBURG/LEBANON/LANCASTER/YORK, PENNSYLVANIA
WHP-TV......................................................       CBS
WLYH-TV(a)..................................................       UPN
JACKSONVILLE, FLORIDA
WAWS-TV.....................................................       FOX
WTEV-TV(a)..................................................       UPN
LITTLE ROCK, ARKANSAS
KLRT-TV.....................................................       FOX
KASN-TV(a)..................................................       UPN
MEMPHIS, TENNESSEE
WPTY-TV.....................................................       ABC
WLMT-TV(a)..................................................       UPN
MINNEAPOLIS, MINNESOTA
WFTC-TV.....................................................       FOX
MOBILE, ALABAMA/PENSACOLA, FLORIDA
WPMI-TV.....................................................       NBC
WJTC-TV(a)..................................................       UPN
PROVIDENCE/NEW BEDFORD, RHODE ISLAND
WPRI-TV.....................................................       CBS
WNAC-TV(a)..................................................       FOX
HOISINGTON, KANSAS
KBDK-TV(c)(d)...............................................       n/a
TUCSON, ARIZONA
KTTU-TV(b)..................................................       UPN
TULSA, OKLAHOMA
KOKI-TV.....................................................       FOX
KTFO-TV(a)..................................................       UPN
WICHITA, KANSAS
KSAS-TV.....................................................       FOX
SALINA, KANSAS
KAAS-TV(c)..................................................       FOX

---------------

(a) Station programmed pursuant to a local marketing agreement (FCC license not owned by Clear Channel).

(b) Station programmed by another party pursuant to a local marketing agreement.

(c)  Satellite station of KSAS-TV in Wichita, Kansas.

(d)  We hold a construction permit for this station (station not on the air).

OUTDOOR ADVERTISING

     The following table sets forth certain selected information with regard to each of our outdoor advertising display faces as of September 30, 1998.

                                                                TOTAL
                                                               DISPLAY
MARKET                                                         FACES(A)
------                                                         --------
DOMESTIC:
Arizona.....................................................     1,806
California..................................................    17,390
Delaware....................................................     1,085
Florida.....................................................     9,461
Georgia.....................................................     2,088
Illinois....................................................     7,284
Indiana.....................................................     1,385
Iowa........................................................       646
Maryland....................................................     3,025
Minnesota...................................................     1,735
New York....................................................     1,112
Ohio........................................................     2,264
Pennsylvania................................................     2,659
South Carolina..............................................     1,234
Tennessee...................................................     3,970
Texas.......................................................    14,654
Wisconsin...................................................     1,666
Other Out-of-Home...........................................     9,750
Union Pacific Southern Pacific(b)...........................     5,783
INTERNATIONAL:
Great Britain...............................................    42,693
Ireland.....................................................     4,875
Belgium.....................................................     3,230
France......................................................     4,446
Taiwan......................................................       450
Nordic......................................................    45,552
Canada......................................................        55
Small Transit Displays(c)...................................    83,832
                                                               -------
          Total.............................................   274,130
                                                               =======

---------------

(a) Domestic display faces primarily include 20 foot x60 foot bulletins, 14 foot x 48 foot bulletins, 12 foot x 25 foot Premier Panels(TM), 25 foot x 25 foot Premier Plus Panels(TM), 12 foot x 25 foot 30-sheet posters, 6 foot x 12 foot 8-sheet posters, and various transit displays. International display faces include street furniture, various large transit displays and billboards of various sizes.

(b) Represents licenses managed under Union Pacific Southern Pacific License Management Agreement.

(c) Represents small display faces on the interior and exterior of various public transportation vehicles.

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-8330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

                                  UNDERWRITING

     We have entered into an underwriting agreement with the underwriters named below, for whom BT Alex. Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book runners, and the underwriters named below have severally agreed to purchase from us the number of shares of common stock set forth beside their names below at the public offering price less the underwriting discount and commissions set forth on the cover page of this prospectus supplement.

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
BT Alex. Brown Incorporated.................................      2,136,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................      2,136,000
Credit Suisse First Boston Corporation......................      1,266,000
Goldman, Sachs & Co. .......................................      1,266,000
ING Baring Furman Selz LLC..................................      1,266,000
Lehman Brothers Inc. .......................................      1,266,000
Morgan Stanley & Co. Incorporated...........................      1,266,000
NationsBanc Montgomery Securities LLC.......................      1,266,000
PaineWebber Incorporated ...................................        600,000
Salomon Smith Barney Inc. ..................................      1,266,000
Schroder & Co. Inc. ........................................      1,266,000
                                                                 ----------
          Total.............................................     15,000,000
                                                                 ==========

     The obligation of the underwriters to purchase the common stock is subject to the terms and conditions set forth in the underwriting agreement. The underwriting agreement requires the underwriters to purchase all shares of the common stock offered by this prospectus supplement, if any of such shares are purchased.

     The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price of $48.375 per share and to certain dealers at the public offering price less a concession not in excess of $0.84 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. The underwriters may change the public offering price after the common stock is released for sale to the public.

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 2,250,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of the overallotment that the number of shares of common stock to be purchased by it shown in the above table bears to 15,000,000, and we will be obligated, pursuant to the option, to sell such shares to the underwriters. The underwriters may exercise such option only to cover overallotments made in connection with the sale of common stock offered pursuant to this prospectus supplement. If purchased, the underwriters will offer such additional shares on the same terms as those in which the 15,000,000 shares are being offered.

     We have agreed to indemnify the underwriters with respect to certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     To facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may overallot shares of the common stock in connection with this offering, thereby creating a short position in the underwriters' account. A short position results when an underwriter sells more shares of common stock than such underwriter committed to purchase. Additionally, to cover such overallotments or to stabilize the market price of the common stock, the underwriters may bid for, and purchase, shares of the common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The underwriters also may reclaim selling concessions allowed to an underwriter or dealer, if the underwriters repurchase shares distributed by that underwriter or dealer.

     Clear Channel and Messrs. L. Lowry Mays and B.J. McCombs have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of, any equity securities of Clear Channel or any securities convertible into or exchangeable for, or any rights to purchase or acquire, equity securities of Clear Channel (other than employee stock options granted by Clear Channel in the ordinary course of business) for a period of 30 days after the date of this prospectus supplement without the prior written consent of BT Alex. Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     The underwriters and their respective affiliates may be customers of, lenders to, engage in transactions with, and perform services for us and our subsidiaries in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements of Clear Channel at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference herein and the financial statement schedule incorporated by reference herein and included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein which, as to the years 1996 and 1997, are based in part on the reports of KPMG and KPMG Peat Marwick LLP, respectively, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements incorporated in this prospectus supplement by reference to the audited financial statements of Universal Outdoor Holdings, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K dated March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The 1996 consolidated financial statements of Australian Radio Network Pty. Ltd. not separately presented in Clear Channel's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been audited by KPMG, independent auditors, as set forth in their report dated March 4, 1997 included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. Such report referred to above is incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Heftel Broadcasting Corporation and subsidiaries as of and for the year ended December 31, 1997 (not separately presented in Clear Channel's Annual Report on Form 10-K for the fiscal year ended December 31, 1997), are incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of that Firm as experts in accounting and auditing.

     The financial statements incorporated in this prospectus supplement by reference to the audited historical financial statements of Paxson Radio (a division of Paxson Communications Corporation) for the year ended December 31, 1996 included in Clear Channel's Current Report on Form 8-K dated December 22, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Eller Media as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from August 18, 1995 through December 31, 1995, together with the consolidated financial statements of PMG Holdings, Inc. and subsidiaries and the combined financial statements of Eller Investment Company, Inc. for the period from January 1, 1995 to August 17, 1995, incorporated by reference in this prospectus supplement are included in Clear Channel's Current Report on Form 8-K, filed on April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Eller Investment Company, Inc. as of and for the year ended December 31, 1994, incorporated by reference in this prospectus supplement are included in Clear Channel's Current Report on Form 8-K, filed April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of More Group Plc. as of December 31, 1997 and for the year ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K/A dated September 4, 1998, have been audited by Price Waterhouse Chartered Accountants and Registered Auditors, London, England and are incorporated by reference herein in reliance upon the report of said firm as experts in auditing and accounting.

     The consolidated balance sheets of Jacor Communications, Inc. and its subsidiaries as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 incorporated by reference in this prospectus supplement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the common stock offered hereby will be passed upon for Clear Channel by our special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. (a partnership including professional corporations), San Antonio, Texas, and for the underwriters by Cravath, Swaine & Moore, New York, New York. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Clear Channel and owns approximately 181,000 shares of common stock (including presently exercisable nonqualified options to acquire approximately 105,000 shares).

     Clear Channel Communications, Inc. Logo
PROSPECTUS

                                 $1,500,000,000

                       CLEAR CHANNEL COMMUNICATIONS, INC.
             DEBT SECURITIES, JUNIOR SUBORDINATED DEBT SECURITIES,
                    PREFERRED STOCK, COMMON STOCK, WARRANTS,
               STOCK PURCHASE CONTRACTS, AND STOCK PURCHASE UNITS

                              CCCI CAPITAL TRUST I
                             CCCI CAPITAL TRUST II
                             CCCI CAPITAL TRUST III
        PREFERRED SECURITIES, GUARANTEED TO THE EXTENT SET FORTH HEREIN
                     BY CLEAR CHANNEL COMMUNICATIONS, INC.
    Clear Channel Communications, Inc., a Texas corporation (the "Company"), may issue from time to time, together or separately, (i) unsecured senior debt securities (the "Senior Debt Securities"), (ii) unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (iii) unsecured junior subordinated debt securities ("Junior Subordinated Debt Securities"); (iv) warrants to purchase Debt Securities or Junior Subordinated Debt Securities (the "Debt Warrants"), (v) shares of preferred stock, par value $1.00 per share, of the Company (the "Preferred Stock"), (vi) warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants"), (vii) shares of common stock, par value $.10 per share, of the Company (the "Common Stock"), (viii) warrants to purchase shares of Common Stock (the "Common Stock Warrants"), (ix) stock purchase contracts ("Stock Purchase Contracts") to purchase Common Stock or Preferred Stock and (x) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities, Junior Subordinated Debt Securities, debt obligations of the United States of America or agencies or instrumentalities thereof ("U.S. Obligations"), or Preferred Securities (as defined below), securing the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contract, or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing in amounts, at prices and on terms to be determined by market conditions at the time of offering. The Debt Warrants, Preferred Stock Warrants and Common Stock Warrants are referred to herein collectively as the "Warrants", and the Debt Securities, the Junior Subordinated Debt Securities, Preferred Stock, Common Stock, the Warrants, Stock Purchase Contracts and Stock Purchase Units are referred to herein collectively as the "Company Securities".

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

ADDITIONAL INFORMATION REGARDING THE SECURITIES IS SET FORTH ON THE INSIDE FRONT
                                     COVER.

      FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES, SEE "GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS" ON PAGE 6.

    CCCI Capital Trust I, CCCI Capital Trust II and CCCI Capital Trust III (each, a "CCCI Trust" and collectively, the "CCCI Trusts"), each a statutory business trust formed under Delaware law, may offer, from time to time, preferred securities (the "Preferred Securities") with the payment of distributions and payments on liquidation or redemption of the Preferred Securities issued by each such CCCI Trust guaranteed on a subordinated basis by the Company to the extent described herein and in an accompanying prospectus supplement (the "Guarantees"). The Company will be the owner of the trust interests represented by common securities (the "Common Securities") to be issued by each CCCI Trust. Unless indicated otherwise in a prospectus supplement, each CCCI Trust exists for the sole purpose of issuing its trust interests and investing the proceeds thereof in Junior Subordinated Debt Securities. The Company Securities and the Preferred Securities are referred to herein collectively as the "Offered Securities".
    The Offered Securities may be issued in one or more series or issuances and will be limited to $1,500,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Debt Securities or Junior Subordinated Debt Securities are issued for one or more foreign currencies or currency units). The Offered Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, any premium on, and any interest on, the Debt Securities or Junior Subordinated Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.
    The Offered Securities may be offered separately or as units with other Offered Securities, in separate series, in amounts, at prices and on terms to be determined at or prior to the time of sale. The sale of other securities under the Registration Statement of which this Prospectus forms a part or under a Registration Statement to which this Prospectus relates will reduce the amount of Offered Securities which may be sold hereunder.
    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Debt Securities or Junior Subordinated Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated debt, authorized denomination, initial offering price, maturity (which may be fixed or extendible), premium (if any), interest rate (which may be fixed or floating), time of and method of calculating the payment of interest, if any, the currency in which principal, premium, if any, and interest, if any, are payable, any exchangeability, conversion, redemption or sinking fund terms, the right of the Company, if any, to defer payment or interest on the Junior Subordinated Debt Securities and the maximum length of such deferral period, put options, if any, public offering price, and other specific terms; (ii) in the case of Preferred Stock or Preferred Securities, the designation, number of shares, liquidation preference per share, initial public offering price, dividend or distribution rate (or method of calculation thereof), dates on which dividends or distributions shall be payable and dates from which dividends or distributions shall accrue, any redemption or sinking fund provisions, any voting rights, any conversion or exchange provisions, and any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Stock or Preferred Securities of a specific series and the terms upon which the proceeds of the sale of the Preferred Securities will be used to purchase a specific series of Junior Subordinated Debt Securities of the Company; (iii) in the case of Common Stock, the number of shares, public offering price and the terms of the offering and sale thereof; (iv) in the case of Warrants, the number and terms thereof, the designation and description of the Common Stock, Preferred Stock, Debt Securities, Junior Subordinated Debt Securities, or Preferred Securities issuable thereunder, the number of securities issuable upon exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof; (v) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock or Preferred Stock issuable thereunder, the purchase price of the Common Stock or Preferred Stock, the date or dates on which the Common Stock or Preferred Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Preferred Stock, Debt Securities, Junior Subordinated Debt Securities, U.S. Obligations or Preferred Securities securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof; and (vii) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.
    The Offered Securities will be sold directly, through agents, dealers or underwriters as designated from time to time, or through a combination of such methods. If any agents of the Company or the CCCI Trusts or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in or may be calculated from the Prospectus Supplement. The net proceeds to the Company or the CCCI Trusts from such sale will be the purchase price less such commission in the case of an agent, the purchase price in the case of a dealer, or the public offering price less such discount in the case of an underwriter and less, in each case, other applicable issuance expenses. See "Plan of Distribution".
                             ---------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 5, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS. THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES. SEE "PLAN OF DISTRIBUTION".

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxies and information statements and other information regarding registrants (including the Company) that file electronically. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005, on which the Common Stock of the Company (symbol: "CCU") is listed.

     No separate financial statements of the CCCI Trusts have been included or incorporated by reference herein. Neither the CCCI Trusts nor the Company considers such financial statements material to holders of Preferred Securities because (i) all of the voting securities of each CCCI Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) no CCCI Trust has independent operations but rather each exists for the purpose of issuing securities representing undivided beneficial interests in the assets of such CCCI Trust and investing the proceeds thereof in Junior Subordinated Debt Securities, and (iii) the obligations of the CCCI Trusts under the Preferred Securities are fully and unconditionally guaranteed on a subordinated basis by the Company to the extent set forth herein. See "The CCCI Trusts" and "Description of Guarantees." Upon the granting of relief by the Commission pursuant to SAB 53, the Company intends to provide only abbreviated information concerning the CCCI Trusts in the Company's Exchange Act reports.

     The Company and the CCCI Trusts have filed with the Commission a joint registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the CCCI Trusts and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference into this Prospectus and made a part hereof:

           1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

           2. The Company's Current Report on Form 8-K filed April 10, 1998.

           3. The Company's Current Report on Form 8-K filed March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998.

           4. The Company's Current Report on Form 8-K filed December 22, 1997.

           5. The Company's Current Report on Form 8-K filed April 17, 1997.

     Any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of the Offered Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits, unless such exhibits are specifically incorporated by reference). Requests for such copies should be directed to Houston Lane, Clear Channel Communications, Inc., 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 (telephone: (210) 822-2828).

                                  THE COMPANY

     The Company, which began operations in 1974, is a diversified media company in three primary lines of business: radio, television, and outdoor advertising. In addition, the Company owns a 50% equity interest in the Australian Radio Network Pty. Ltd., which operates radio stations in Australia, a one-third equity interest in New Zealand Radio Network which operates radio stations in New Zealand, a 28.7% non-voting equity interest in Heftel Broadcasting Corporation (Nasdaq: HBCCA), a Spanish-language broadcaster which operates radio stations in domestic markets; a 40% equity interest in Grupo Acir Communicaciones, S.A. de C.V., one of the largest radio broadcasters in Mexico owning or programming through affiliations 164 radio stations serving 72 markets in Mexico; and a 50% equity interest in Radio Bonton, a.s., which owns an FM radio station in the Czech Republic.

     The radio stations currently owned or programmed by the Company are located principally in the South, Southeast, Northeast and Midwest. These radio stations employ a wide variety of programming formats, such as News/Talk/Sports, Country, Adult Contemporary, Urban and Album Rock. The television stations currently owned or programmed by the Company are located in the South, Southeast, Northeast and Midwest. These television stations are typically affiliated with one of the television networks, including the FOX television network, the UPN television network, the ABC television network, the NBC television network, or the CBS television network. Additionally, the Company operates radio networks serving Oklahoma, Texas, Iowa, Kentucky, Virginia, Alabama, Tennessee, Florida and Pennsylvania. The Company's outdoor advertising properties are located primarily in the South, Southeast, Midwest, and West.

     The Company has its principal executive offices at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 (telephone: 210-822-2828).

                                THE CCCI TRUSTS

     Each of CCCI Capital Trust I, CCCI Capital Trust II and CCCI Capital Trust III is a statutory business trust formed under Delaware law pursuant to (i) a separate Declaration of Trust executed by the Company, as depositor for such CCCI Trust, and the Trustees (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State. The declarations will be amended and restated in their entirety (each as so amended and restated, a "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be qualified as Indentures under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Unless an accompanying Prospectus Supplement provides otherwise, each CCCI Trust exists for the sole purposes of (i) issuing the Preferred Securities, (ii) investing the gross proceeds of the sale of the Preferred Securities in a specific series of Junior Subordinated Debt Securities, and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of an event of default under the applicable Declaration, the rights of the holders of the applicable Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable Preferred Securities. The Company will acquire Common Securities having an aggregate liquidation amount equal to a minimum of 1% of the total capital of each CCCI Trust. Each CCCI Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable Declaration. Each CCCI Trust's business and affairs will be conducted by the Trustees. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of each CCCI Trust. The duties and obligations of the Trustees shall be governed by the Declaration of such CCCI Trust. At least one of the Trustees of each CCCI Trust will be a person who is an employee or officer of or who is affiliated with the Company (a "Regular Trustee"). One Trustee of each CCCI Trust will be a financial institution that is not affiliated with the Company, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act, pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Trustee of each CCCI Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to each CCCI Trust and the offering of the Preferred Securities. Unless otherwise set forth in the Prospectus Supplement, the Property Trustee will be The Bank of New York, and the Delaware Trustee will be The Bank of New York (Delaware). The office of the Delaware Trustee in the State of Delaware is 100 White Clay Center, Newark, Delaware 19711. The principal place of business of each CCCI Trust is c/o Clear Channel Communications, Inc., 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 (telephone: (210) 822-2828).

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

      YEARS ENDED DECEMBER 31,
------------------------------------
1997    1996    1995    1994    1993
----    ----    ----    ----    ----
2.32    3.63    3.32    5.54    3.81

     The ratio of earnings to combined fixed charges and preferred stock dividends has been computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. The Company had no Preferred Stock outstanding and paid no dividends thereon for any period presented.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Company Securities offered hereby will be used for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Unless otherwise specified in the Prospectus Supplement, each CCCI Trust will use all proceeds received from the sale of Preferred Securities to purchase Junior Subordinated Debt Securities of the Company. Additional information on the use of net proceeds from the sale of the Offered Securities offered hereby may be set forth in the Prospectus Supplement relating to such Offered Securities.

                           HOLDING COMPANY STRUCTURE

     The Company is a holding company and its assets consist primarily of investments in its subsidiaries and majority-owned partnerships. The Company's rights and the rights of its creditors, including holders of Debt Securities or Junior Subordinated Debt Securities, to participate in the distribution of assets of any person in which the Company owns an equity interest (including any subsidiary and majority-owned partnerships) upon such person's liquidation or reorganization will be subject to prior claims of such person's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such person (in which case the claims of the Company would still be subject to the prior claims of any secured creditor or such person and of any holder of indebtedness of such person that is senior to that held by the Company). Accordingly, the holder of Debt Securities or Junior Subordinated Debt Securities may be deemed to be effectively subordinated to such claims.

               GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS

     The Company may offer shares of Common Stock, Preferred Stock, Debt Securities, Junior Subordinated Debt Securities, Warrants, Stock Purchase Contracts, Stock Purchase Units, or any combination of the foregoing either individually or as units consisting of one or more Securities under this Prospectus. Each CCCI Trust may offer Preferred Securities under this Prospectus.

     CERTAIN OF THE SECURITIES TO BE OFFERED HEREBY THEMSELVES MAY INVOLVE A HIGH DEGREE OF RISK. SUCH RISKS WILL BE SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO SUCH SECURITY. IN ADDITION, CERTAIN RISK FACTORS, IF ANY, RELATING TO THE COMPANY'S BUSINESS WILL BE SET FORTH IN A PROSPECTUS SUPPLEMENT.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities summarizes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and the extent, if any, to which such general provisions may apply to any series of Debt Securities will be described in the Prospectus Supplement relating to such series.

     Senior Debt Securities may be issued, from time to time, in one or more series under an Indenture (the "Senior Indenture"), between the Company and The Bank of New York, as trustee, or such other trustee as shall be named in a Prospectus Supplement (the "Senior Trustee"). The form of Senior Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Subordinated Debt Securities may be issued, from time to time, in one or more series under an indenture (the "Subordinated Indenture") between the Company and The Bank of New York or such other trustee as shall be named in a Prospectus Supplement (the "Subordinated Trustee"). The form of Subordinated Indenture is filed as an Exhibit to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Debt Trustees." None of the Indentures will limit the amount of Debt Securities that may be issued hereunder, and each Indenture will provide that Debt Securities may be issued thereunder up to an aggregate principal amount authorized from time to time by the Company and may be payable in any currency or currency unit designated by the Company or in amounts determined by reference to an index. The following statements are subject to the detailed provisions of the Indentures. Wherever any particular provisions of the Indentures or terms defined therein are referred to, such provisions and terms are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such references, including the definitions therein of certain terms. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Indentures.

GENERAL

     The Senior Debt Securities will be unsecured and will rank equally and ratably with other unsecured and unsubordinated debt of the Company, unless the Company shall be required to secure the Senior Debt Securities as described below under " -- Senior Debt Securities." The obligations of the Company pursuant to any Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company with respect to such Subordinated Debt Securities, and will be described in an accompanying Prospectus Supplement. Debt Securities will be issued from time to time and offered on terms determined by market conditions at the time of sale.

     The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. Any Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such substantially discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

     Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered hereby: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date or dates on which the Debt Securities will mature (which may be fixed or extendible); (iv) the rate or rates (which may be fixed or floating) per annum at which the Debt Securities will bear interest, if any, or the method of determining such rate or rates; (v) the date or dates on which any such interest will be payable, the date or dates on which payment of any such interest will commence and the Regular Record Dates for such Interest Payment Dates; (vi) the terms of any mandatory or optional redemption (including any provisions for any sinking, purchase or other analogous fund) or repayment option; (vii) the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal thereof, any premium thereon and any interest thereon may be payable; (viii) if the currency, currencies or currency units for which the Debt Securities may be purchased or in which the principal thereof, any premium thereon and any interest thereon may be payable is at the election of the Company or the purchaser, the manner in which such election may be made; (ix) if the amount of payments on the Debt Securities is determined with reference to an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which such amounts may be determined; (x) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent Global Security will be paid;
(xi) the terms and conditions upon which the Debt Securities may be convertible into or exchanged for Common Stock, Preferred Stock, or indebtedness or other securities of any kind of the Company; (xii) information with respect to book-entry procedures, if any; (xiii) a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations with respect to the Debt Securities; and (xiv) any other specific terms of the Debt Securities not inconsistent with the applicable Indenture.

     If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or any interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise specified in the Prospectus Supplement, the principal of, any premium on, and any interest on the Debt Securities will be payable, and the Debt Securities will be transferable, at the Corporate Trust Office of the applicable Debt Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on the registry books of the Company or its agent.

     Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any transfer or exchange of any Debt Securities, but the Company may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Unless otherwise set forth in the Prospectus Supplement, interest on outstanding Debt Securities will be paid to holders of record on the date which is 15 days immediately prior to the date such interest is to be paid.

     The Company's rights and the rights of its creditors (including holders of Debt Securities) to participate in any distribution of assets of any subsidiary of the Company upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the Debt Securities. The Debt Securities will be effectively subordinated to all indebtedness of the Company's subsidiaries.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such

Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture governing such Debt Securities.

     Payments of principal of, any premium on, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the applicable Debt Trustee for such Debt Securities, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the applicable Debt Trustee and the Depositary for such Global Security, receive individual Debt

Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     Each Indenture provides that the Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) the successor corporation shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of, any premium on, and any interest on, all the outstanding Debt Securities and the performance of every covenant in the applicable Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company shall have delivered to the applicable Debt Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for the Company as obligor on the Debt Securities, with the same effect as if it had been named in the applicable Indenture as the Company. Other than the restrictions on Mortgages described below, the Indentures and the Debt Securities do not contain any covenants or other provisions designed to protect holders of Debt Securities in the event of a highly leveraged transaction involving the Company or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF; DEBT SECURITIES IN FOREIGN CURRENCIES

     As to any series of Debt Securities, an Event of Default is defined in each Indenture as (i) default for 30 days in payment of any interest on the Debt Securities of such series, or, in the case of the Subordinated Debt Indenture, for a period of 90 days; (ii) default in payment of principal of or any premium on the Debt Securities of such series at maturity; (iii) default in payment of any sinking or purchase fund or analogous obligation, if any, on the Debt Securities of such series; (iv) default by the Company in the performance of any other covenant or warranty contained in the applicable Indenture for the benefit of such series which shall not have been remedied for a period of 90 days after notice is given as specified in the applicable Indenture; and (v) certain events of bankruptcy, insolvency and reorganization of the Company.

     A default under other indebtedness of the Company will not be a default under the Indentures and a default under one series of Debt Securities will not necessarily be a default under another series.

     Each Indenture provides that (i) if an Event of Default described in clause
(i), (ii), (iii) or (iv) above (if the Event of Default under clause (iv) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to any series, either the applicable Debt Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately and (ii) if an Event of Default described in clause (iv) or (v) above (if the Event of Default under clause (iv) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the applicable Debt Trustee or the holders of at least 25% in aggregate principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on, or any interest on, such Debt Securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding.

     Under each Indenture the applicable Debt Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term "default" to include the events specified above without notice or grace periods, except that in the case of any default of the type described in clause (iv) above, no such notice shall be given until at least 90 days after the occurrence thereof); provided that, except in the case of default in the payment of principal of, any premium on, or any interest on, any of the Debt Securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the applicable Debt Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series.

     No holder of any Debt Securities of any series may institute any action under either Indenture unless (i) such holder shall have given the Debt Trustee thereunder written notice of a continuing Event of Default with respect to such series, (ii) the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding shall have requested the Debt Trustee thereunder to institute proceedings in respect of such Event of Default, (iii) such holder or holders shall have offered the Debt Trustee thereunder such reasonable indemnity as such Debt Trustee may require, (iv) the Debt Trustee thereunder shall have failed to institute an action for 60 days thereafter and (v) no inconsistent direction shall have been given to the Debt Trustee thereunder during such 60-day period by the holders of a majority in aggregate principal amount of Debt Securities of such series then outstanding.

     The holders of a majority in aggregate principal amount of the Debt Securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Debt Trustee or exercising any trust or power conferred on such Debt Trustee with respect to such series of Debt Securities. Each Indenture provides that, in case an Event of Default shall occur and be continuing, the Debt Trustee thereunder, in exercising its rights and powers under such Indenture, will be required to use the degree of care of a prudent person in the conduct of such person's own affairs. Each Indenture further provides that the Debt Trustee thereunder shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under such Indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

     The Company must furnish to the Debt Trustees within 120 days after the end of each fiscal year a statement signed by one of certain officers of the Company to the effect that a review of the activities of the Company during such year and of its performance under the applicable Indenture and the terms of the Debt Securities has been made, and, to the best of the knowledge of the signatories based on such review, the Company has complied with all conditions and covenants of such Indenture through such year or, if the Company is in default, specifying such default.

     If any Debt Securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action as herein described, the principal amount of such Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Debt Securities are denominated (as evidenced to the applicable Debt Trustee by an Officers' Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the applicable Debt Trustee as provided in the respective Indenture.

     If any Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action herein described, the principal amount of such Debt Securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE INDENTURES

     The Indentures provide that the Company and the applicable Debt Trustee may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of any series of Debt Securities or curing ambiguities or inconsistencies in such Indenture or making other provisions.

     With certain exceptions, the applicable Indenture or the rights of the holders of the Debt Securities may be modified by the Company and the applicable Debt Trustee with the consent of the holders of a majority in aggregate principal amount of the Debt Securities of each series affected by such modification then outstanding, but no such modification may be made without the consent of the holder of each outstanding Debt Security affected thereby which would (i) change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be), (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the applicable Indenture or certain defaults thereunder and their consequences provided for in such Indenture, or (iii) modify any of the provisions of certain Sections of the applicable Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of such Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

SATISFACTION AND DISCHARGE OF THE INDENTURES; DEFEASANCE

     The Indentures shall generally cease to be of any further effect with respect to a series of Debt Securities if (i) the Company has delivered to the applicable Debt Trustee for cancellation all Debt Securities of such series (with certain limited exceptions) or (ii) all Debt Securities of such series not theretofore delivered to the applicable Debt Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the applicable Debt Trustee as trust funds the entire amount sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Debt Trustee) without consideration of any reinvestment and after payment of all taxes or other charges and assessments in respect thereof payable by the applicable Debt Trustee to pay at maturity or upon redemption all such Debt Securities, no default with respect to the Debt Securities has occurred and is continuing on the date of such deposit, such deposit does not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which the Company is a party and the Company delivered an officers' certificate and an opinion of counsel each stating that such conditions have been complied with (and if, in either case, the Company shall also pay or cause to be paid all other sums payable under the applicable Indenture by the Company).

     In addition, the Company shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, all of its obligations under such Debt Securities and the applicable Indenture with respect to such Debt Securities) and a "covenant defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect to such Debt Securities under certain specified covenants contained in the applicable Indenture). If the Company exercises its legal defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

     The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if (i) the Company irrevocably deposits in trust with the applicable Debt Trustee cash or U.S. Government Obligations (as defined in the applicable Indenture) for the payment of principal, premium, if any, and interest with respect to such Debt Securities to maturity or redemption, as the case may be, (ii) the Company delivers to the applicable Debt Trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all the Debt Securities of such series to maturity or redemption, as the case may be, (iii) 91 days pass after the deposit is made and during the 91-day period no default described in clause (v) under "-- Events of Default, Waiver and Notice Thereof; Debt Securities in Foreign Currencies" above with respect to the Company occurs that is continuing at the end of such period, (iv) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto, (v) the deposit does not constitute a default under any other agreement binding on the Company, (vi) the Company delivers to the applicable Debt Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (vii) the Company shall have delivered to the applicable Debt Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and
(viii) the Company delivers to the applicable Debt Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of such series as contemplated by the applicable Indenture have been complied with.

     The applicable Debt Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, if any, and interest with respect to the Debt Securities of the defeased series.

CONCERNING THE DEBT TRUSTEES

     The Debt Trustee for the Senior Debt Securities and the Debt Trustee for the Subordinated Debt Securities will be identified in the relevant Prospectus Supplement. In certain instances, the Company or the holders of a majority of the then outstanding principal amount of the Debt Securities issued under an indenture may remove the Debt Trustee and appoint a successor Debt Trustee. The Debt Trustee may become the owner or pledgee of any of the Debt Securities with the same rights, subject to certain conflict of interest restrictions, it would have if it were not the Debt Trustee. The Debt Trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. From time to time and subject to applicable law relating to conflicts of interest, the Debt Trustee may also serve as trustee under other indentures relating to Debt Securities issued by the Company or affiliated companies and may engage in commercial transactions with the Company and affiliated companies. The initial Debt Trustee under each Indenture is The Bank of New York, who currently serves as the transfer agent and registrar for the Common Stock and is a lender to the Company under the Company's Amended and Restated Credit Agreement dated April 10, 1997.

SENIOR DEBT SECURITIES

     In addition to the provisions previously described herein and applicable to all Debt Securities, the following description of the Senior Debt Securities summarizes certain general terms and provisions of the Senior Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Senior Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to any series of Senior Debt Securities will be described in the Prospectus Supplement relating thereto.

  Ranking of Senior Debt Securities

     Unless otherwise specified in a Prospectus Supplement for a particular series of Debt Securities, all series of Senior Debt Securities will be senior indebtedness of the Company and will be direct, unsecured obligations of the Company, ranking on a parity with all other unsecured and unsubordinated indebtedness of the Company. The

Company is a holding company and the Debt Securities will be effectively subordinated to all existing and future liabilities, including indebtedness, of the Company's subsidiaries. See "Holding Company Structure."

  Covenants of the Company

     The Senior Indenture contains the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the Senior Debt Securities are outstanding, unless stated otherwise in the Prospectus Supplement.

          Limitation on Mortgages. The Company will not, nor will it permit any Restricted Subsidiary to, create, assume, incur or suffer to exist (i) any Mortgage upon any stock or indebtedness of any Restricted Subsidiary, whether owned on the date of the Senior Indenture or thereafter acquired, to secure any Debt of the Company or any other person (other than the Senior Debt Securities), or (ii) any Mortgage upon any Principal Property, whether owned or leased on the date of the Senior Indenture, or thereafter acquired, to secure any Debt of the Company or any other person (other than the Senior Debt Securities), without in any such case making effective provision whereby all the outstanding Senior Debt Securities shall be directly secured equally and ratably with such Debt. There will be excluded from this restriction any Mortgage upon stock or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary or at the time stock or indebtedness of a Subsidiary is acquired and any extension, renewal or replacement of any such Mortgage; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement; and provided further, that such Mortgage shall be limited to all or such part of the stock or indebtedness which secured the Mortgage so extended, renewed or replaced.

          There will be excluded from the restriction referred to in the next preceding paragraph the following Mortgages (the Mortgages set forth in the following clauses (i) through (viii) the "Permitted Mortgages"): (i) any Mortgage upon property owned or leased by a corporation existing at the time such corporation becomes a Restricted Subsidiary, (ii) any Mortgage upon property existing at the time of the acquisition thereof or to secure payment of any part of the purchase price thereof or any Debt incurred to finance the purchase thereof, (iii) any Mortgage upon property to secure any part of the cost of development, construction, alteration, repair or improvement of such property, or Debt incurred to finance such cost, (iv) any Mortgage securing Debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary, (v) any Mortgage existing on the date of the Senior Indenture, (vi) any Mortgage on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the property subject to such Mortgage, (vii) any Mortgage on any property subsequently acquired by the Company or any Restricted Subsidiary, contemporaneously with such acquisition or within 120 days thereafter, to secure or provide for the payment of any part of the purchase price of such property, or any Mortgage assumed by the Company or any Restricted Subsidiary upon any property subsequently acquired by the Company or any Restricted Subsidiary which were existing at the time of such acquisition, provided that the amount of any Indebtedness secured by any such Mortgage created or assumed does not exceed the cost to the Company or Restricted Subsidiary, as the case may be, of the property covered by such Mortgage, and (viii) any extension, renewal or replacement, in whole or in part, of any Mortgage referred to in the foregoing clauses
     (i) through (vii); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement; and provided, further, that such Mortgage shall be limited to all or such part of the property which secured the Mortgage so extended, renewed or replaced.

          Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Mortgage upon any Principal Property without equally and ratably securing the Senior Debt Securities if the aggregate amount of all Debt then outstanding secured by such Mortgage and all similar Mortgages does not exceed 15% of the total consolidated shareholders' equity (including Preferred Stock) of the Company as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company; provided that Debt secured by Permitted Mortgages shall not be included in the amount of such secured Debt.

          Sale and Leaseback Transactions. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or a Restricted Subsidiary as lessee of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (herein referred to as a "Sale-Leaseback Transaction"), unless (i) such Sale-Leaseback Transaction occurs within 120 days from the date of acquisition of such Principal Property or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, or (ii) the Company, within 120 days after such Sale-Leaseback Transaction, applies or causes to be applied to the retirement of Funded Debt of the Company or any Subsidiary (other than Funded Debt of the Company which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Senior Debt Securities) an amount not less than the net proceeds of the sale of such Principal Property. Notwithstanding the foregoing provisions, the Company may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction involving any Principal Property, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with all Debt secured by Mortgages other than Permitted Mortgages, does not exceed 15% of the total consolidated shareholders' equity of the Company as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company.

  Definitions

     For the purposes of the description of the Senior Debt Securities:

     "Debt" means indebtedness for money borrowed.

     "Funded Debt" of any person means all indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by such person, and all indebtedness, contingent or otherwise, incurred or assumed by such person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which by its terms is renewable or extendible or payable out of the proceeds of similar indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of such person for a period ending more than one year after the date as of which Funded Debt is being determined; provided, however, that Funded Debt shall not include (i) any indebtedness for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating or evidencing such indebtedness) in the necessary amount shall have been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof or (ii) any indebtedness of such person to any of its Subsidiaries or of any Subsidiary to such person or any other Subsidiary or (iii) any indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for such indebtedness is limited to the assets of such projects.

     "Mortgage" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

     "Principal Property" means any radio broadcasting, television broadcasting or outdoor advertising property located in the United States owned or leased by the Company or any subsidiary, unless, in the opinion of the Board of Directors of the Company, any of such properties are not in the aggregate of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

     "Restricted Subsidiary" means each Subsidiary as of the date of the Indenture and each Subsidiary thereafter created or acquired, unless expressly excluded by resolution of the Board of Directors of the Company before, or within 120 days following, such creation or acquisition.

     "Subsidiary", when used with respect to the Company, means any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or both.

SUBORDINATED DEBT SECURITIES

     In addition to the provisions previously described herein and applicable to all Debt Securities, the following description of the Subordinated Debt Securities summarizes certain general terms and provisions of the Subordinated Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to any series of Subordinated Debt Securities will be described in the Prospectus Supplement relating thereto.

  Ranking of Subordinated Debt Securities

     The Subordinated Debt Securities will be subordinated in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

     The payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company and pari passu with the Company's trade creditors. No payment on account of principal of, premium, if any, or interest on the Subordinated Debt Securities and no acquisition of, or payment on account of any sinking fund for, the Subordinated Debt Securities may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all Senior Indebtedness by reason of the maturity thereof (by lapse of time, acceleration or otherwise) has been made or duly provided for in cash or in a manner satisfactory to the holders of such Senior Indebtedness. In addition, the Subordinated Indenture provides that if a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute such an event of default, then unless and until such event shall have been cured or waived or shall have ceased to exist, no payment on account of principal, premium, if any, or interest on the Subordinated Debt Securities and no acquisition of, or payment on account of a sinking fund for, the Subordinated Debt Securities may be made. The Company shall give prompt written notice to the Subordinated Trustee of any default under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued. The Subordinated Indenture provisions described in this paragraph, however, do not prevent the Company from making a sinking fund payment with Subordinated Debt Securities acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. Upon any distribution of its assets in connection with any dissolution, liquidation or reorganization of the Company, all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Subordinated Debt Securities may recover ratably less than senior creditors of the Company.

     For purposes of the description of the Subordinated Debt Securities, the term "Senior Indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the Subordinated Indenture or thereafter incurred or created (i) indebtedness of the Company for money borrowed by the Company (including purchase money obligations with an original maturity in excess of one year) or evidenced by securities (other than the Subordinated Debt Securities or Junior Subordinated Debt Securities), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by the Company; (ii) obligations with respect to letters of credit; (iii) indebtedness of the Company constituting a guarantee of indebtedness of others of the type referred to in the preceding clauses (i) and
(ii); or (iv) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses (i), (ii) and (iii) unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Debt Securities.

               DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

     The following description of the terms of the Junior Subordinated Debt Securities summarizes certain general terms and provisions of the Junior Subordinated Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Junior Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to any series of Junior Subordinated Debt Securities will be described in the Prospectus Supplement relating thereto.

     Junior Subordinated Debt Securities may be issued from time to time in one or more series under an Indenture (the "Junior Subordinated Indenture") between the Company and The Bank of New York or such other trustee as may be named in a Prospectus Supplement (the "Junior Subordinated Indenture Trustee"). The form of Junior Subordinated Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description summarizes the material terms of the Junior Subordinated Indenture and is qualified in its entirety by reference to the Junior Subordinated Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Junior Subordinated Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

GENERAL

     The Junior Subordinated Debt Securities will be unsecured, junior subordinated obligations of the Company. The Junior Subordinated Indenture does not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur. Since the Company is a holding company, the Company's rights and the rights of its creditors, including the holders of Junior Subordinated Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

     The Junior Subordinated Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that Junior Subordinated Debt Securities may be issued thereunder from time to time in one or more series. The Junior Subordinated Debt Securities are issuable in one or more series pursuant to a board resolution or an indenture supplemental to the Junior Subordinated Indenture.

     In the event Junior Subordinated Debt Securities are issued to a CCCI Trust or a Trustee of such CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust, such Junior Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Preferred Securities in connection with the dissolution of such CCCI Trust upon the occurrence of certain events described in the applicable Prospectus Supplement. Only one series of Junior Subordinated Debt Securities will be issued to a CCCI Trust or a Trustee of such CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust.

     Reference is made to the Prospectus Supplement for the following terms of the series of Junior Subordinated Debt Securities being offered hereby (to the extent such terms are applicable to the Junior Subordinated Debt Securities):
(i) the specific designation of such Junior Subordinated Debt Securities, aggregate principal amount and purchase price; (ii) any limit on the aggregate principal amount of such Junior Subordinated Debt Securities; (iii) the date or dates on which the principal of such Junior Subordinated Debt Securities is payable and the right, if any, to extend such date or dates; (iv) the rate or rates at which such Junior Subordinated Debt Securities will bear interest or the method of calculating such rate or rates, if any; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend the interest payment periods and the duration of such extension; (vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Securities shall be redeemed or purchased, in whole or part, pursuant to such obligation; (ix) any applicable federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on the Junior Subordinated Debt Securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Junior Subordinated Debt Securities rather than pay such additional amounts; (x) the form of such Junior Subordinated Debt Securities; (xi) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Junior Subordinated Debt Securities shall be issuable; (xii) any and all other terms with respect to such series, including any modification of or additions to the events of default or covenants provided for with respect to the Junior Subordinated Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations not inconsistent with the Junior Subordinated Indenture;
(xiii) the terms and conditions upon which the Junior Subordinated Debt Securities may be convertible into or exchanged for Common Stock, Preferred Stock, Preferred Securities, or indebtedness or other securities of any kind of the Company; and (xiv) whether such Junior Subordinated Debt Securities are issuable as a global security, and in such case, the identity of the depositary.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Junior Subordinated Debentures will be issued in United States dollars in fully registered form without coupons in denominations of $25 or integral multiples thereof. No service charge will be made for any transfer or exchange of any Junior Subordinated Debt Securities, but the Company may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Unless otherwise set forth in the Prospectus Supplement, interest on outstanding Junior Subordinated Debt Securities will be paid to holders of record on the date which is 15 days immediately prior to the date such interest is to be paid.

     Junior Subordinated Debt Securities may bear interest at a fixed rate or a floating rate. Junior Subordinated Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special federal income tax considerations applicable to any such discounted Junior Subordinated Debt Securities or to certain Junior Subordinated Debt Securities issued at par which are treated as having been issued at a discount for federal income tax purposes will be described in the applicable Prospectus Supplement.

GLOBAL SECURITIES

     If any Junior Subordinated Debt Securities of a series are represented by one or more Global Securities, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Junior Subordinated Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of, and any premium and interest on, a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Junior Subordinated Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     The Junior Subordinated Indenture provides that the Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) the successor corporation shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of, any premium on, and any interest on, all the outstanding Junior Subordinated Debt Securities and the performance of every covenant in the Junior Subordinated Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company shall have delivered to the applicable Junior Subordinated Indenture Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for the Company as obligor on the Junior Subordinated Debt Securities, with the same effect as if it had been named in the Junior Subordinated Indenture as the Company. The Junior Subordinated Indentures and the Junior Subordinated Debt Securities do not contain any covenants or other provisions designed to protect holders of Junior Subordinated Debt Securities in the event of a highly leveraged transaction involving the Company or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF; JUNIOR SUBORDINATED DEBT SECURITIES IN FOREIGN CURRENCIES

     As to any series of Junior Subordinated Debt Securities, an Event of Default is defined in each Junior Subordinated Indenture as (i) default for 90 days in payment of any interest on the Junior Subordinated Debt Securities of such series (subject to the deferral of any due date in the case of an Extension Period); (ii) default in payment of principal of or any premium on the Junior Subordinated Debt Securities of such series at maturity; (iii) default in payment of any sinking or purchase fund or analogous obligation, if any, on the Junior Subordinated Debt Securities of such series; (iv) default by the Company in the performance, or breach, of any other covenant or warranty contained in the Junior Subordinated Indenture for the benefit of such series which shall not have been remedied for a period of 90 days after notice is given as specified in the Junior Subordinated Indenture; and (v) certain events of bankruptcy, insolvency and reorganization of the Company.

     A default under other indebtedness of the Company will not be a default under the Junior Subordinated Indentures and a default under one series of Debt Securities or Junior Subordinated Debt Securities will not necessarily be a default under another series.

     The Junior Subordinated Indenture provides that (i) if an Event of Default described in clause (i), (ii), (iii) or (iv) above (if the Event of Default under clause (iv) above is with respect to less than all series of Junior Subordinated Debt Securities outstanding) shall have occurred and be continuing with respect to any series, either the Junior Subordinated Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Junior Subordinated Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately, and
(ii) if an Event of Default described in clause (iv) or (v) above (if the Event of Default under clause (iv) above is with respect to all series of Junior Subordinated Debt Securities then outstanding) shall have occurred and be continuing, either the Junior Subordinated Indenture Trustee or the holders of at least 25% in aggregate principal amount of all Junior Subordinated Debt Securities then outstanding (treated as one class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Junior Subordinated Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on, or any interest on, such Junior Subordinated Debt Securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Junior Subordinated Debt Securities of such series then outstanding (subject to, in the case of any series of Junior Subordinated Debt Securities held as trust assets of a CCCI Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of the holders of the Preferred Securities and the Common Securities of such CCCI Trust as may be required under the Declaration of Trust of such CCCI Trust).

     "Security Exchange" when used with respect to the Securities of any series which are held as trust assets of a CCCI Trust pursuant to the Declaration of Trust of such CCCI Trust means the distribution of the Securities of such series by such CCCI Trust in exchange for the Preferred Securities and the Common Securities of such CCCI Trust in dissolution of such CCCI Trust pursuant to the Declaration of Trust of such CCCI Trust.

     Under the Junior Subordinated Indenture the Junior Subordinated Indenture Trustee must give to the holders of each series of Junior Subordinated Debt Securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term "default" to include the events specified above without notice or grace periods, except that in the case of any default of the type described in clause (d) above, no such notice shall be given until at least 90 days after the occurrence thereof); provided that, except in the case of default in the payment of principal of, any premium on, or any interest on, any of the Junior Subordinated Debt Securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the applicable Junior Subordinated Indenture Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Junior Subordinated Debt Securities of such series.

     No holder of any Junior Subordinated Debt Securities of any series may institute any action under the Junior Subordinated Indenture unless (i) such holder shall have given the Junior Subordinated Indenture Trustee thereunder written notice of a continuing Event of Default with respect to such series,
(ii) the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debt Securities of such series then outstanding shall have requested the Junior Subordinated Indenture Trustee thereunder to institute proceedings in respect of such Event of Default, (iii) such holder or holders shall have offered the Junior Subordinated Indenture Trustee thereunder such reasonable indemnity as such Junior Subordinated Indenture Trustee may require,
(iv) the Junior Subordinated Indenture Trustee thereunder shall have failed to institute an action for 60 days thereafter and (v) no inconsistent direction shall have been given to the Junior Subordinated Indenture Trustee thereunder during such 60-day period by the holders of a majority in aggregate principal amount of Junior Subordinated Debt Securities of such series then outstanding (subject to, in the case of any series of Junior Subordinated Debt Securities held as trust assets of a CCCI Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of the holders of the Preferred Securities and the Common Securities of such CCCI Trust as may be required under the Declaration of Trust of such CCCI Trust).

     The holders of a majority in aggregate principal amount of the Junior Subordinated Debt Securities of any series affected and then outstanding (subject to, in the case of any series of Junior Subordinated Debt Securities held as trust assets of a CCCI Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of the holders of the Preferred Securities and the Common Securities of such CCCI Trust as may be required under the Declaration of Trust of such CCCI Trust) will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Junior Subordinated Indenture Trustee or exercising any trust or power conferred on such Junior Subordinated Indenture Trustee with respect to such series of Junior Subordinated Debt Securities. The Junior Subordinated Indenture provides that, in case an Event of Default shall occur and be continuing, the Junior Subordinated Indenture Trustee thereunder, in exercising its rights and powers under such Junior Subordinated Indenture, will be required to use the degree of care of a prudent person in the conduct of such person's own affairs. Each Junior Subordinated Indenture further provides that the Junior Subordinated Indenture Trustee thereunder shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under such Junior Subordinated Indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

     The Company must furnish to the Junior Subordinated Indenture Trustee within 120 days after the end of each fiscal year a statement signed by one of certain officers of the Company to the effect that a review of the activities of the Company during such year and of its performance under the Junior Subordinated Indenture and the terms of the Junior Subordinated Debt Securities has been made, and, to the best of the knowledge of the signatories based on such review, the Company has complied with all conditions and covenants of such Junior Subordinated Indenture through such year or, if the Company is in default, specifying such default.

     If any Junior Subordinated Debt Securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of Junior Subordinated Debt Securities have taken any action as herein described, the principal amount of such Junior Subordinated Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Junior Subordinated Debt Securities are denominated (as evidenced to the applicable Junior Subordinated Indenture by an Officers' Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the applicable Junior Subordinated Indenture as provided in the respective Junior Subordinated Indenture.

     If any Junior Subordinated Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Junior Subordinated Debt Securities have taken any action herein described, the principal amount of such Junior Subordinated Debt Securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE JUNIOR SUBORDINATED INDENTURE

     The Junior Subordinated Indenture provides that the Company and the Junior Subordinated Indenture Trustee may, without the consent of any holders of Junior Subordinated Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Junior Subordinated Indenture Events of Default, establishing the form or terms of any series of Junior Subordinated Debt Securities or curing ambiguities or inconsistencies in the Junior Subordinated Indenture or making other provisions.

     With certain exceptions, the Junior Subordinated Indenture or the rights of the holders of the Junior Subordinated Debt Securities may be modified by the Company and the Junior Subordinated Indenture Trustee with the consent of the holders of a majority in aggregate principal amount of the Junior Subordinated Debt Securities of each series affected by such modification then outstanding (subject to, in the case of any series of Junior Subordinated Debt Securities held as trust assets of a CCCI Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of the holders of the Preferred Securities and the Common Securities of such CCCI Trust as may be required under the Declaration of Trust of such CCCI Trust), but no such modification may be made without the consent of the holder of each outstanding Junior Subordinated Debt Security affected thereby (subject to, in the case of any series of Junior Subordinated Debt Securities held as trust assets of a CCCI Trust and with respect to which a Security Exchange has not theretofore occurred, such consent of the holders of the Preferred Securities and the Common Securities of such CCCI Trust as may be required under the Declaration of Trust of such CCCI Trust) which would (i) change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Junior Subordinated Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any Junior Subordinated Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be), (ii) reduce the percentage in principal amount of the outstanding Junior Subordinated Debt Securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Junior Subordinated Indenture or certain defaults thereunder and their consequences provided for in such Indenture, or (iii) modify any of the provisions of certain Sections of the Junior Subordinated Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Junior Subordinated Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Debt Security affected thereby.

SATISFACTION AND DISCHARGE OF THE JUNIOR SUBORDINATED INDENTURE; DEFEASANCE

     The Junior Subordinated Indenture shall generally cease to be of any further effect with respect to a series of Junior Subordinated Debt Securities if (i) the Company has delivered to the Junior Subordinated Indenture Trustee for cancellation all Junior Subordinated Debt Securities of such series (with certain limited exceptions) or (ii) all Junior Subordinated Debt Securities of such series not theretofore delivered to the Junior Subordinated Indenture Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the Junior Subordinated Indenture Trustee as trust funds the entire amount sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Junior Subordinated Indenture Trustee) without consideration of any reinvestment and after payment of all taxes or other charges and assessments in respect thereof payable by the Junior Subordinated Indenture Trustee to pay at maturity or upon redemption all such Junior Subordinated Debt Securities, no default with respect to the Junior Subordinated Debt Securities has occurred and is continuing on the date of such deposit, such deposit does not result in a breach or violation of, or constitute a default under, the Junior Subordinated Indenture or any other agreement or instrument to which the Company is a party and the Company delivered an officers' certificate and an opinion of counsel each stating that such conditions have been complied with (and if, in either case, the Company shall also pay or cause to be paid all other sums payable under the Junior Subordinated Indenture by the Company).

     In addition, the Company shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to the Junior Subordinated Debt Securities of a particular series, all of its obligations under such Junior Subordinated Debt Securities and the Junior Subordinated Indenture with respect to such Junior Subordinated Debt Securities) and a "covenant defeasance option" (pursuant to which it may terminate, with respect to the Junior Subordinated Debt Securities of a particular series, its obligations with respect to such Junior Subordinated Debt Securities under certain specified covenants contained in the Junior Subordinated Indenture). If the Company exercises its legal defeasance option with respect to a series of Junior Subordinated Debt Securities, payment of such Junior Subordinated Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Junior Subordinated Debt Securities, payment of such Junior Subordinated Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

     The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Junior Subordinated Debt Securities of a series only if (i) the Company irrevocably deposits in trust with the Junior Subordinated Indenture Trustee cash or U.S. Government Obligations (as defined in the Junior Subordinated Indenture) for the payment of principal, premium, if any, and interest with respect to such Junior Subordinated Debt Securities to maturity or redemption, as the case may be, (ii) the Company delivers to the Junior Subordinated Indenture Trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all the Junior Subordinated Debt Securities of such series to maturity or redemption, as the case may be, (iii) 91 days pass after the deposit is made and during the 91-day period no default described in clause (v) under "-- Events of Default, Waiver and Notice Thereof; Junior Subordinated Debt Securities in Foreign Currencies" above with respect to the Company occurs that is continuing at the end of such period, (iv) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto, (v) the deposit does not constitute a default under any other agreement binding on the Company, (vi) the Company delivers to the Junior Subordinated Indenture Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (vii) the Company shall have delivered to the Junior Subordinated Indenture Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and (viii) the Company delivers to the Junior Subordinated Indenture Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Junior Subordinated Debt Securities of such series as contemplated by the Junior Subordinated Indenture have been complied with.

     The Junior Subordinated Indenture Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, if any, and interest with respect to the Junior Subordinated Debt Securities of the defeased series.

CONCERNING THE JUNIOR SUBORDINATED INDENTURE TRUSTEE

     The Junior Subordinated Indenture Trustee for the Junior Subordinated Debt Securities will be identified in the relevant Prospectus Supplement. In certain instances, the Company or the holders of a majority of the then outstanding principal amount of the Junior Subordinated Debt Securities issued under an Junior Subordinated Indenture may remove the Junior Subordinated Indenture Trustee and appoint a successor Junior Subordinated Indenture Trustee. The Junior Subordinated Indenture Trustee may become the owner or pledgee of any of the

Junior Subordinated Debt Securities with the same rights, subject to certain conflict of interest restrictions, it would have if it were not the Junior Subordinated Indenture Trustee. The Junior Subordinated Indenture Trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. From time to time and subject to applicable law relating to conflicts of interest, the Junior Subordinated Indenture Trustee may also serve as trustee under other indentures relating to Debt Securities or Junior Subordinated Debt Securities issued by the Company or affiliated companies and may engage in commercial transactions with the Company and affiliated companies. Initially, the Junior Subordinated Indenture Trustee is The Bank of New York, who currently serves as the transfer agent and registrar for the Common Stock and is a lender to the Company under the Company's Amended and Restated Credit Agreement dated April 10, 1997.

CERTAIN COVENANTS OF THE COMPANY APPLICABLE TO THE JUNIOR SUBORDINATED DEBT SECURITIES

     If Junior Subordinated Debt Securities are issued to a CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust, the Company covenants in the Junior Subordinated Indenture that, so long as the Preferred Securities of such CCCI Trust remain outstanding, the Company will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any Common Stock or Preferred Stock or make any guarantee payments with respect thereto if at such time (i) the Company shall be in default with respect to its Guarantee Payments (as defined herein) or other payment obligations under the related Guarantee,
(ii) there shall have occurred any Junior Subordinated Indenture Event of Default with respect to such Junior Subordinated Debt Securities, or (iii) in the event that Junior Subordinated Debt Securities are issued to the applicable CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust, the Company shall have given notice of its election to defer payments of interest on such Junior Subordinated Debt Securities by extending the interest payment period as provided in the terms of the Junior Subordinated Debt Securities and such period, or any extension thereof, is continuing; provided, however, that the foregoing restrictions shall not apply to (a) dividends, redemptions, purchases, acquisitions, distributions or payments made by the Company by way of issuance of shares of its capital stock, (b) any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of capital stock of the Company under a shareholder rights plan or the redemption or repurchase of any such right distributed pursuant to a shareholder rights plan, (c) payments of accrued dividends by the Company upon the redemption, exchange or conversion of any Preferred Stock as may be outstanding from time to time in accordance with the terms of such Preferred Stock, (d) cash payments made by the Company in lieu of delivering fractional shares upon the redemption, exchange or conversion of any Preferred Stock as may be outstanding from time to time in accordance with the terms of such Preferred Stock, (e) payments under the Guarantees, or
(f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees, or related to the issuance of Common Stock or rights under a dividend reinvestment and stock purchase plan. In addition, if Junior Subordinated Debt Securities are issued to a CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust, for so long as the Preferred Securities of such CCCI Trust remain outstanding, the Company has agreed (1) to remain the sole direct or indirect owner of all the outstanding Common Securities issued by such CCCI Trust and not to cause or permit such Common Securities to be transferred except to the extent permitted by the Declaration of such CCCI Trust; provided that any permitted successor of the Company under the Junior Subordinated Indenture may succeed to the Company's ownership of such Common Securities, (2) to comply fully with all its obligations and agreements under such Declaration and (3) not to take any action which would cause such CCCI Trust to cease to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of Junior Subordinated Debt Securities.

SUBORDINATION

     The Junior Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

     The payment of the principal of, premium, if any, and interest on the Junior Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company and pari passu with the Company's trade creditors. No payment on account of principal of, premium, if any, or interest on the Junior Subordinated Debt Securities and no acquisition of, or payment on account of any sinking fund for, the Junior Subordinated Debt Securities may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all Senior Indebtedness by reason of the maturity thereof (by lapse of time, acceleration or otherwise) has been made or duly provided for in cash or in a manner satisfactory to the holders of such Senior Indebtedness. In addition, the Junior Subordinated Indenture provides that if a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute such an event of default, then unless and until such event shall have been cured or waived or shall have ceased to exist, no payment on account of principal, premium, if any, or interest on the Junior Subordinated Debt Securities and no acquisition of, or payment on account of a sinking fund for, the Junior Subordinated Debt Securities may be made. The Company shall give prompt written notice to the Junior Subordinated Indenture Trustee of any default under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued. The Junior Subordinated Indenture provisions described in this paragraph, however, do not prevent the Company from making a sinking fund payment with Junior Subordinated Debt Securities acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. Upon any distribution of its assets in connection with any dissolution, liquidation or reorganization of the Company, all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debt Securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Junior Subordinated Debt Securities may recover ratably less than senior creditors of the Company.

     For purposes of the description of the Junior Subordinated Debt Securities, the term "Senior Indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the Junior Subordinated Indenture or thereafter incurred or created, (i) indebtedness of the Company for money borrowed by the Company (including purchase money obligations with an original maturity in excess of one year) or evidenced by securities (other than the Junior Subordinated Debt Securities), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by the Company; (ii) obligations with respect to letters of credit; (iii) indebtedness of the Company constituting a guarantee of indebtedness of others of the type referred to in the preceding clauses (i) and
(ii); or (iv) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses (i), (ii) and (iii) unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Junior Subordinated Debt Securities.

                         DESCRIPTION OF PREFERRED STOCK

     The Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock, in one or more series, and to fix the rights, preferences, privileges and qualifications thereof without any further vote or action by the shareholders. The Board of Directors has submitted a proposal to the shareholders to approve an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Preferred Stock from 2,000,000 shares to 10,000,000 shares. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. No shares of Preferred Stock have ever been issued. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

     The Board of Directors has the authority to issue up to 150,000,000 shares of Common Stock. As of May 15, 1998, 123,914,756 shares of Common Stock were outstanding. The Board of Directors has submitted a proposal to the shareholders to approve an amendment to the Company's Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 150,000,000 shares to 600,000,000 shares. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company and to ratably receive dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, subject to the payment of any preferential dividends declared with respect to any Preferred Stock that from time to time may be outstanding. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets available for distribution to shareholders after payment of all obligations of the Company, subject to the rights to receive preferential distributions of the holders of any shares of Preferred Stock then outstanding.

     Shareholders do not have cumulative voting rights or preemptive or other rights to acquire or subscribe to additional, unissued or treasury shares. The shares of Common Stock currently outstanding are, and the shares of Common Stock offered hereby will be, upon issuance thereof, validly issued, fully paid and nonassessable.

REPURCHASE AGREEMENT

     In May 1977, the Company and its then shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement (the "Repurchase Agreement") restricting the disposition of the outstanding shares of Common Stock owned by
L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns (collectively, the "Restricted Parties"). The Repurchase Agreement provides that in the event that a Restricted Party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such Restricted Party's spouse or children, such shares must be offered for a period of 30 days to the Company. Any shares not purchased by the Company must then be offered for a period of 30 days to the other Restricted Parties. If all of the offered shares are not purchased by the Company or the other Restricted Parties, the Restricted Party offering his shares may sell them to a Third Party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to the Company and the other Restricted Parties. In addition, a Restricted Party may not individually or in concert with others sell any shares so as to deliver voting control to a Third Party without providing in any such sale that all Restricted Parties will be offered the same price and terms for their shares. The Repurchase Agreement will continue in effect following the Offering and may preserve the control of the present principal shareholders.

TEXAS BUSINESS COMBINATION LAW

     The Company will be governed by the provisions of the Texas Business Combination Law, Part 13 of the Texas Business Corporation Act, which takes effect on September 1, 1997. In general, the law prohibits a Texas "issuing public corporation" from engaging in a "business combination" with an "affiliated shareholder," or an affiliate or associate thereof, for a period of three years after the date of the transaction in which the person became an affiliate shareholder, unless the business combination is approved in a prescribed manner. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the affiliated shareholder. An "affiliated shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 20% or more of the corporation's voting stock. The applicability of the Texas Business Combination Law to the Company may have an anti-takeover effect.

FOREIGN OWNERSHIP

     As a consequence of the restrictions imposed by the Communications Act of 1934 on ownership of Common Stock by aliens, the Company's bylaws were amended effective December 31, 1983 to provide that (i) not more than one-fifth of the shares outstanding shall at any time be owned of record, or voted, by or for the account of aliens, their representatives, a foreign government or a corporation organized under the laws of a foreign country, (ii) the Company shall not be owned or controlled directly or indirectly by any other corporation of which any officer or more than one-fourth of the directors are aliens or of which more than one-fourth of the shares are owned of record or voted by aliens, (iii) no person who is an alien may be elected or serve as an officer or director of the Company, and (iv) if the stock records of the Company shall at any time reflect one-fifth ownership, no transfers of additional shares to aliens shall be made and, if it shall thereafter be found that any such additional shares are in fact held by or for the account of an alien, such shares shall not be entitled to vote, to receive dividends or to have any other rights. The holder of such shares will be required to transfer them to a United States citizen or to the Company. This restriction will be applicable to the shares of Common Stock offered hereby and to the issuance or transfer of such shares after the date of this Prospectus. The Company's stock certificates may bear a legend setting forth this restriction. Since the bylaws were amended, the Communications Act of 1934 has been revised to remove the limitations on alien officers and directors.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities or Junior Subordinated Debt Securities, or shares of Preferred Stock or Common Stock. Warrants may be issued independently or together with any Debt Securities, Junior Subordinated Debt Securities, or shares of Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities, Junior Subordinated Debt Securities, or shares of Preferred Stock or Common Stock. The Warrants are to be issued under Warrant Agreements to be entered into between the Company and The Bank of New York, as Warrant Agent, or such other bank or trust company as is named in the Prospectus Supplement relating to the particular issue of Warrants (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. The following summaries of certain provisions of the form of Warrant Agreement and Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreement and the Warrants.

GENERAL

     If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (i) the offering price; (ii) the currency, currencies or currency units for which Warrants may be purchased;
(iii) the designation, aggregate principal amount, currency, currencies or currency units and terms of the Debt Securities or Junior Subordinated Debt Securities purchasable upon exercise of the Debt Warrants and the price at which such Debt Securities or Junior Subordinated Debt Securities may be purchased upon such exercise; (iv) the designation, number of shares and terms of the Preferred Stock purchasable upon exercise of the Preferred Stock Warrants and the price at which such shares of Preferred Stock may be purchased upon such exercise; (v) the designation, number of shares and terms of the Common Stock purchasable upon exercise of the Common Stock Warrants and the price at which such shares of Common Stock may be purchased upon such exercise; (vi) if applicable, the designation and terms of the Debt Securities, Junior Subordinated Debt Securities, Preferred Stock or Common Stock with which the Warrants are issued and the number of Warrants issued with each such Debt Security, Junior Subordinated Debt Security or share of Preferred Stock or Common Stock; (vii) if applicable, the date on and after which the Warrants and the related Debt Securities, Junior Subordinated Debt Securities, Preferred Stock or Common Stock will be separately transferable; (viii) the date on which the right to exercise the Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (ix) whether the Warrants will be issued in registered or bearer form; (x) a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the Warrants; and (xi) any other terms of the Warrants.

     Warrants may be exchanged for new Warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Before the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities, Junior Subordinated Debt Securities or shares of Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the Debt Securities or Junior Subordinated Debt Securities purchasable upon such exercise or to enforce the covenants in the Indenture or to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote. If the Company maintains the ability to reduce the exercise price of any Stock Warrant and such right is triggered, the Company will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder to purchase such principal amount of Debt Securities or Junior Subordinated Debt Securities or such number of shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Warrant. Warrants may be exercised at such times as are set forth in the Prospectus Supplement relating to such Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

     Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Warrants may be exercised by delivery to the Warrant Agent of the certificate evidencing such Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities, Junior Subordinated Debt Securities or shares of Preferred Stock or Common Stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the Prospectus Supplement relating to the Warrants. Upon receipt of such payment and the certificate representing the Warrants to be exercised, properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Junior Subordinated Debt Securities or shares of Preferred Stock or Common Stock purchasable upon such exercise. If fewer than all of the Warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of Warrants.

ADDITIONAL PROVISIONS

     The exercise price payable and the number of shares of Common or Preferred Stock purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common or Preferred Stock, respectively, or a combination, subdivision or reclassification of Common or Preferred Stock, respectively. In lieu of adjusting the number of shares of Common or Preferred Stock purchasable upon exercise of each Stock Warrant, the Company may elect to adjust the number of Stock Warrants. No adjustment in the number of shares purchasable upon exercise of the Stock Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Stock Warrant shall have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock or Preferred Stock into which such Stock Warrants were exercisable immediately prior thereto.

NO RIGHTS AS SHAREHOLDERS

     Holders of Stock Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as shareholders of the Company.

                         DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, which are contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The price per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to Stock Purchase Contracts upon certain events. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units each representing ownership of a Stock Purchase Contract and Debt Securities, U.S. Obligations or Preferred Securities securing the holders' obligations to purchase the Common Stock or the Preferred Stock under the Purchase Contracts.

     Except as otherwise described in the applicable Prospectus Supplement, in the case of Stock Purchase Units that include U.S. Obligations, unless a holder of Stock Purchase Units settles its obligations under the Stock Purchase Contracts early through the delivery of consideration to the Company or its agent in the manner discussed below, the principal of such U.S. Obligations, when paid at maturity, will automatically be applied to satisfy the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contracts.

     Except as otherwise described in the applicable Prospectus Supplement, in the case of Stock Purchase Units that include Debt Securities or Preferred Securities, in the absence of any such early settlement or the election by a holder to pay the consideration specified in the Stock Purchase Contracts, the Debt Securities or Preferred Securities will automatically be presented to the applicable CCCI Trust for redemption at 100% of face or liquidation value and the CCCI Trust will present Junior Subordinated Debt Securities in an equal principal amount to the Company for redemption at 100% of principal amount. Amounts received in respect of such redemption will automatically be transferred to the Company and applied to satisfy in full the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     Except as otherwise described in the applicable Prospectus Supplement, holders of Stock Purchase Units may be entitled to settle the underlying Stock Purchase Contracts prior to the stated settlement date by surrendering the certificate evidencing the Stock Purchase Units, accompanied by the payment due, in such form and calculated pursuant to such formula as may be prescribed in the Stock Purchase Contracts and described in the applicable Prospectus Supplement. Upon early settlement, the holder would receive the number of shares of Common Stock or Preferred Stock deliverable under such Stock Purchase Contracts, subject to adjustment in certain cases. Holders of Stock Purchase Units may be entitled to exchange their Stock Purchase Units together with appropriate collateral, for separate Stock Purchase Contracts and Preferred Securities, Debt Securities, Junior Subordinated Debt Securities or U.S. Obligations. In the event of either such early settlement or exchange, the Preferred Securities, Debt Securities, Junior Subordinated Debt Securities or debt obligations that were pledged as security for the obligation of the holder to perform under the Stock Purchase Contracts would be transferred to the holder free and clear of the Company's security interest therein.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units including differences, if any, from the term described above.

                      DESCRIPTION OF PREFERRED SECURITIES

PREFERRED SECURITIES

     Each CCCI Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each CCCI Trust authorizes the Regular Trustees of such CCCI Trust to issue on behalf of such CCCI Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the related Declaration or made part of such Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a CCCI Trust for specific terms, including (i) the specific designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such CCCI Trust, (iii) the annual distribution rate (or method of calculation thereof) for Preferred Securities issued by such CCCI Trust, the date or dates upon which such distributions shall be payable and the record date or dates for the payment of such distributions, (iv) whether distributions on Preferred Securities issued by such CCCI Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such CCCI Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such CCCI Trust to the holders of Preferred Securities of such CCCI Trust upon voluntary or involuntary liquidation, dissolution, winding-up or termination of such CCCI Trust, (vi) the obligation or right, if any, of such CCCI Trust to purchase or redeem Preferred Securities issued by such CCCI Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such CCCI Trust shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right, (vii) the voting rights, if any, of Preferred Securities issued by such CCCI Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more CCCI Trusts, or of both, as a condition to specified actions or amendments to the Declaration of such CCCI Trust, (viii) the terms and conditions upon which the Preferred Securities may be convertible into or exchanged for Common Stock, Preferred Stock, Debt Securities, Junior Subordinated Debt Securities, or indebtedness or other securities of any kind of the Company; and (ix) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such CCCI Trust consistent with the Declaration of such CCCI Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company as and to the extent set forth below under "Description of the Guarantees." Certain federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Preferred Securities, each CCCI Trust will issue one series of Common Securities. The Declaration of each CCCI Trust authorizes the Regular Trustees of such CCCI Trust to issue on behalf of such CCCI Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a CCCI Trust will be substantially identical to the terms of the Preferred Securities issued by such CCCI Trust and the Common Securities will rank pari passu and payments will be made thereon on a pro rata basis with the Preferred Securities except that, if a Declaration Event of Default occurs and is continuing, the rights of the holders of such Common Securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of such Preferred Securities. Except in certain limited circumstances, the Common Securities issued by a CCCI Trust will also carry the right to vote and to appoint, remove or replace any of the Trustees of such CCCI Trust. All the Common Securities of a CCCI Trust will be directly or indirectly owned by the Company.

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debt Securities, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities primarily because (i) the aggregate principal amount of Junior Subordinated Debt Securities held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities; and (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities.

     If an Event of Default with respect to the Declaration of any CCCI Trust occurs and is continuing, then the holders of Preferred Securities of such CCCI Trust would rely on the enforcement by the Property Trustee of its rights as a holder of the Junior Subordinated Debt Securities deposited in such CCCI Trust against the Company. In addition, the holders of a majority in liquidation amount of such Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under such Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of such Junior Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under such Junior Subordinated Debt Securities deposited in such CCCI Trust, any holder of such Preferred Securities may, to the extent permitted by applicable law, after a period of 60 days has elapsed from such holder's written request, institute a legal proceeding against the Company to enforce the Property Trustee's rights under such Junior Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. If an Event of Default with respect to the Declaration of any CCCI Trust occurs and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such CCCI Trust may also directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of such Preferred Securities held by such holder (a "Direct Action") on or after the respective due date specified in such Junior Subordinated Debt Securities without first (i) directing the Property Trustee to enforce the terms of such Junior Subordinated Debt Securities or (ii) instituting a legal proceeding against the Company to enforce the Property Trustee's rights under such Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of such Preferred Securities under such Declaration to the extent of any payment made by the Company to such holder of such Preferred Securities in such Direct Action. The holders of Preferred Securities of a CCCI Trust will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities unless the Property Trustee first fails to do so.

     Certain federal income tax considerations applicable to an investment in Preferred Securities will be described in the Prospectus Supplement relating thereto.

     The Property Trustee and its affiliates provide customary commercial banking services to the Company and certain of its subsidiaries and participate in various financing agreements of the Company in the ordinary course of their business. Initially, the Property Trustee is The Bank of New York, who currently serves as the transfer agent and registrar for the Common Stock and is a lender to the Company under the Company's Amended and Restated Credit Agreement dated April 10, 1997.

                           DESCRIPTION OF GUARANTEES

     Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities of a CCCI Trust. Each Preferred Security Guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its capacity as indenture trustee with respect thereto (the "Guarantee Trustee"), for the benefit of holders of the Preferred Securities of the applicable CCCI Trust. The terms of each Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. This description summarizes the material terms of the Guarantees and is qualified in its entirety by reference to the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act.

GENERAL

     Pursuant to each Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by the applicable CCCI Trust, the Guarantee Payments (as defined herein), to the extent not paid by such CCCI Trust, regardless of any defense, right of set-off or counterclaim that such CCCI Trust may have or assert. The following distributions and other payments with respect to Preferred Securities issued by a CCCI Trust to the extent not made or paid by such CCCI Trust (the "Guarantee Payments"), will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions on such Preferred Securities, but only if and to the extent that in each case the Company has made a payment to the Property Trustee of interest on the Junior Subordinated Debt Securities, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any Preferred Securities called for redemption by such CCCI Trust, but only if and to the extent that in each case the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debt Securities deposited in such CCCI Trust as trust assets, and (iii) upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of such CCCI Trust (other than in connection with the distribution of such Junior Subordinated Debt Securities to the holders of such Preferred Securities or the redemption of all such Preferred Securities upon the maturity or redemption of such Junior Subordinated Debt Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such CCCI Trust has funds available therefor, and (b) the amount of assets of such CCCI Trust remaining available for distribution to holders of such Preferred Securities upon liquidation of such CCCI Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Preferred Securities or by causing the applicable CCCI Trust to pay such amounts to such holders.

     The Guarantee is a full and unconditional guarantee from the time of issuance of the applicable Preferred Securities, but the Guarantee covers distributions and other payments on such Preferred Securities only if and to the extent that the Company has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debt Securities deposited in the applicable CCCI Trust as trust assets. If the Company does not make interest or principal payments on the Junior Subordinated Debt Securities deposited in the applicable CCCI Trust as trust assets, the Property Trust will not make distributions on the Preferred Securities of such CCCI Trust and the CCCI Trust will not have funds available therefor.

     The Company's obligations under the Declaration for each CCCI Trust, the Guarantee issued with respect to Preferred Securities issued by such CCCI Trust, the Junior Subordinated Debt Securities purchased by such CCCI Trust and the Junior Subordinated Indenture in the aggregate will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities issued by such CCCI Trust.

CERTAIN COVENANTS OF THE COMPANY

     In each Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable CCCI Trust remain outstanding, the Company will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any Common Stock or Preferred Stock or make any guarantee payment with respect thereto, if at such time (i) the Company shall be in default with respect to its Guarantee Payments or other payment obligations under such Guarantee, (ii) there shall have occurred any Event of Default under the related Declaration or (iii) in the event that Junior Subordinated Debt Securities are issued to the applicable CCCI Trust in connection with the issuance of Preferred Securities by such CCCI Trust, the Company shall have given notice of its election to defer payments of interest on such Junior Subordinated Debt Securities by extending the interest payment period as provided in the terms of the Junior Subordinated Debt Securities and such period, or any extension thereof, is continuing; provided, however, that the foregoing restrictions shall not apply to (a) dividends, redemptions, purchases, acquisitions, distributions or payments made by the Company by way of issuance of shares of its capital stock, (b) any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of capital stock of the Company under a shareholder rights plan or the redemption or repurchase of any such right distributed pursuant to a shareholder rights plan, (c) payments of accrued dividends by the Company upon the redemption, exchange or conversion of any Preferred Stock as may be outstanding from time to time in accordance with the terms of such Preferred Stock, (d) cash payments made by the Company in lieu of delivering fractional shares upon the redemption, exchange or conversion of any Preferred Stock as may be outstanding from time to time in accordance with the terms of such Preferred Stock, (e) payments under the Guarantees, or
(f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees, or related to the issuance of Common Stock or rights under a dividend reinvestment and stock purchase plan. In addition, so long as any Preferred Securities of a CCCI Trust remain outstanding, the Company has agreed (1) to remain the sole direct or indirect owner of all the outstanding Common Securities issued by such CCCI Trust and not to cause or permit such Common Securities to be transferred except to the extent permitted by the Declaration of such CCCI Trust, provided that any permitted successor of the Company under the Junior Subordinated Indenture may succeed to the Company's ownership of such Common Securities, and (2) to use reasonable efforts to cause such CCCI Trust to continue to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of Junior Subordinated Debt Securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of the applicable Preferred Securities (in which case no consent will be required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities issued by the applicable CCCI Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable CCCI Trust then outstanding. Except in connection with a consolidation, merger, conveyance, or transfer of assets involving the Company that is permitted under the Junior Subordinated Indenture, the Company may not assign its obligations under any Guarantee.

TERMINATION OF THE GUARANTEES

     Each Guarantee will terminate and be of no further force and effect as to the Preferred Securities issued by the applicable CCCI Trust upon full payment of the redemption price of all Preferred Securities of such CCCI Trust, or upon distribution of the Junior Subordinated Debt Securities to the holders of the Preferred Securities of such CCCI Trust in exchange for all the Preferred Securities issued by such CCCI Trust, or upon full payment of the amounts payable upon liquidation of such CCCI Trust. Notwithstanding the foregoing, each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable CCCI Trust must restore payment of any sums paid under such Preferred Securities or such Guarantee.

STATUS OF THE GUARANTEES

     The Company's obligations under each Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank
(i) subordinate and junior in right of payment to all other indebtedness, liabilities and obligations of the Company and any guarantees, endorsements or other contingent obligations of the Company in respect of such indebtedness, liabilities or obligations, including the Junior Subordinated Debt Securities, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Company and to any guarantee now or hereafter entered into by the Company in respect of any of its capital stock. The Company's obligations under each Guarantee will rank pari passu with each other Guarantee. Because the Company is a holding company, the Company's obligations under each Guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of the Company's subsidiaries, except to the extent that the Company is a creditor of the subsidiaries recognized as such. Each Declaration provides that each holder of Preferred Securities issued by the applicable CCCI Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the related Guarantee.

     Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be deposited with the Guarantee Trustee, to be held for the benefit of the holders of the Preferred Securities issued by the applicable CCCI Trust. The Guarantee Trustee shall enforce such Guarantee on behalf of the holders of such Preferred Securities. The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities issued by the applicable CCCI Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related Guarantee, including the giving of directions to the Guarantee Trustee. If the Guarantee Trustee fails to enforce a Guarantee as above provided, any holder of Preferred Securities issued by the applicable CCCI Trust may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee, without first instituting a legal proceeding against the applicable CCCI Trust, or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a Guarantee Payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of such holder's right to receive payment under the Guarantee. The Company waives any right or remedy to require that any action be brought first against a CCCI Trust or any other person or entity before proceeding directly against the Company.

MISCELLANEOUS

     The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each Guarantee and as to any default in such performance. The Company is required to file annually with the Guarantee Trustee an officer's certificate as to the Company's compliance with all conditions to be complied with by it under each Guarantee.

     The Guarantee Trustee, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the applicable Guarantee and, after default with respect to a Guarantee, shall exercise the same degree of care as a prudent individual would exercise under the circumstances in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

                                 ERISA MATTERS

     The Company and its affiliates may each be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to many employee benefit plans ("Plans") that are subject to ERISA. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company or any affiliate of the Company is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any Offered Securities should consult with its counsel.

                              PLAN OF DISTRIBUTION

     The Company or the CCCI Trusts may sell the Offered Securities offered hereby (i) through underwriters or dealers, (ii) through agents, (iii) directly to purchasers, or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to the Offered Securities will set forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company or the CCCI Trusts from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the Offered Securities may be listed.

     If underwriters or dealers are used in the sale, the Offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters or dealers to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the Offered Securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     Offered Securities may be sold directly by the Company or the CCCI Trusts or through agents designated by the Company or the CCCI Trusts from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or the CCCI Trusts to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company or the CCCI Trusts will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Offered Securities from the Company or the CCCI Trusts at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company or the CCCI Trusts to indemnification by the Company or the CCCI Trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company or the CCCI Trusts to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company or the CCCI Trusts in the ordinary course of business.

     Each series of Offered Securities will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company or the CCCI Trusts for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

     Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the Common Stock in connection an offering of Common Stock, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the Debt Securities or Junior Subordinated Debt Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Debt Securities or Junior Subordinated Debt Securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

     The validity of the Company Securities will be passed upon for the Company by its special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. (a partnership including professional corporations), San Antonio, Texas. Certain matters of Delaware Law relating to the validity of the Preferred Securities will be passed upon for the Company and the CCCI Trusts by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to the Company and the CCCI Trusts. The validity of the Offered Securities will be passed upon for the underwriters, dealers or agents, if any, by Cravath, Swaine & Moore, New York, New York. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of the Company and owns approximately 90,000 shares of Common Stock (including presently exercisable nonqualified options to acquire approximately 51,000 shares).

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the audited financial statements of Universal Outdoor Holdings, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in the Company's Current Report on Form 8-K dated March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of the Company incorporated by reference and the financial statement schedule included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference herein which, as to the years 1996 and 1997, are based in part on the reports of KPMG and KPMG Peat Marwick LLP, respectively, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The 1996 consolidated financial statements of Australian Radio Network Pty. Ltd. not separately presented in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been audited by KPMG, independent auditors, as set forth in their report dated March 4, 1997 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. Such report referred to above is incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Heftel Broadcasting Corporation and subsidiaries as of and for the year ended December 31, 1997 (not separately presented in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997), are incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of that Firm as experts in accounting and auditing.

     The financial statements incorporated in this Prospectus by reference to the audited historical financial statements of Paxson Radio (a division of Paxson Communications Corporation) for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K dated December 22, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Eller Media as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from August 18, 1995 through December 31, 1995, together with the consolidated financial statements of PMG Holdings, Inc. and subsidiaries and the combined financial statements of Eller Investment Company, Inc. for the period from January 1, 1995 to August 17, 1995, incorporated by reference in this prospectus and elsewhere in the Registration Statement are included in the Company's Current Report on Form 8-K, filed on April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Eller Investment Company, Inc. as of and for the year ended December 31, 1994, incorporated by reference in this prospectus and elsewhere in the Registration Statement are included in the Company's Current Report on Form 8-K, filed April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

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NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CLEAR CHANNEL OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
PROSPECTUS SUPPLEMENT
Forward-Looking Statements.................   S-2
Summary....................................   S-3
Risk Factors...............................  S-10
Use of Proceeds............................  S-18
Common Stock Price Range and Dividends.....  S-19
Capitalization.............................  S-20
The Jacor Merger...........................  S-21
Unaudited Pro Forma Combined Condensed
  Financial Statements.....................  S-25
Business...................................  S-42
Available Information......................  S-46
Underwriting...............................  S-46
Experts....................................  S-47
Legal Opinions.............................  S-48
PROSPECTUS
Available Information......................     3
Incorporation of Certain Documents by
  Reference................................     3
The Company................................     4
The CCCI Trusts............................     4
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends............     5
Use of Proceeds............................     5
Holding Company Structure..................     5
General Description of Securities and Risk
  Factors..................................     6
Description of Debt Securities.............     6
Description of Junior Subordinated Debt
  Securities...............................    16
Description of Preferred Stock.............    23
Description of Common Stock................    24
Description of Warrants....................    25
Description of Stock Purchase Contracts and
  Stock Purchase Units.....................    27
Description of Preferred Securities........    28
Description of Guarantees..................    29
ERISA Matters..............................    32
Plan of Distribution.......................    32
Legal Opinions.............................    33
Experts....................................    34

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                               15,000,000 SHARES

                               CLEAR CHANNEL LOGO
                                 CLEAR CHANNEL
                              COMMUNICATIONS, INC.
                                  COMMON STOCK
                             PROSPECTUS SUPPLEMENT
                                 BT ALEX. BROWN
                              MERRILL LYNCH & CO.
                           CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                           ING BARING FURMAN SELZ LLC
                                LEHMAN BROTHERS
                           MORGAN STANLEY DEAN WITTER
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                            PAINEWEBBER INCORPORATED
                              SALOMON SMITH BARNEY
                              SCHRODER & CO. INC.

                               DECEMBER 17, 1998

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